Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRANSGENOMIC, INC.,

NEW HAVEN LABS INC.

AND

PRECIPIO DIAGNOSTICS, LLC

DATED AS OF October 12, 2016

 i

COMPANY DISCLOSURE SCHEDULE

PARENT DISCLOSURE SCHEDULE

EXHIBITS

Exhibit A	-	Company Employees
Exhibit B	-	New Preferred Stock Term Sheet

SCHEDULES

Schedule I	-	Outstanding Parent Common Stock
Schedule II	-	Financial Statements of the Company
Schedule III	-	Director Designees
Schedule IV		Officer Designees

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 12, 2016, is entered into by and among Transgenomic, Inc. (“Parent”), a Delaware corporation, New Haven Labs Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Precipio Diagnostics, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article I.

RECITALS

WHEREAS, subject to the terms and conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the parties hereto intend to effect a merger of Merger Sub with and into the Company, with the Company as the surviving limited liability company and as a wholly owned subsidiary of Parent;

WHEREAS, the board of managers of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth in this Agreement, (a) determined that the transactions contemplated by this Agreement, the Merger (as defined herein) and other Transactions are in the best interests of the Company and its members, (b) approved this Agreement, the Merger and other Transactions and (c) resolved to recommend the adoption of this Agreement by the Company’s members;

WHEREAS, (a) the board of directors of Parent (the “Parent Board”) and the board of directors of Merger Sub, and Parent, in its capacity as the sole equityholder of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the Transactions, and (b) the Parent Board has, upon the terms and subject to the conditions set forth in this Agreement, determined that the transactions contemplated by this Agreement, the Merger and the other Transactions are in the best interest of the Company and its stockholders, and resolved to recommend the adoption of this Agreement by Parent’s stockholders;

WHEREAS, in connection with and contingent upon the consummation of the Merger, and in order to facilitate the Transactions, the Parent Board believes that it is in the best interests of Parent and its stockholders to (a) increase the size of the Parent Board to seven (7) directors and (b) appoint the director designees in accordance with Section 5.11;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain members of the Company have executed and delivered a voting agreement with Parent pursuant to which, among other things, such members have agreed, subject to the terms thereof, to authorize and approve this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, certain stockholders of Parent have executed and delivered a voting agreement with the Company pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to authorize and approve this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, in connection with and contingent on the consummation of the Transactions, Parent intends to enter into new employment agreements with the employees of the Company listed on Exhibit A hereto, in a form mutually agreed between Parent and the respective employees listed on Exhibit A hereto (the “Employment Agreements”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger (as defined below) qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and hereby is, adopted as a plan of reorganization; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and prescribe various conditions to the Merger, in each case as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01         Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2015 Financial Statements” has the meaning set forth in Section 3.06.

“2014 Financial Statements” has the meaning set forth in Section 3.06.

“2013 Financial Statements” has the meaning set forth in Section 3.06.

“Acquisition Proposal” means any bona fide inquiry, proposal or offer (whether or not in writing) from any Person (other than any party to this Agreement or any of their Affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, including by way of any merger, consolidation, exchange offer, stock acquisition, asset acquisition, share exchange, reorganization, recapitalization, liquidation, business combination, dissolution, joint venture, license or similar transaction, (a) assets of a party to this Agreement that account for 15% or more of such party’s assets or from which 15% or more of such party’s revenues or earnings are derived, (b) 15% or more of the outstanding capital stock of a party to this Agreement or any other equity or voting interests in, such party or (c) any combination of the foregoing or any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Merger; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Accounting Firm” means a nationally recognized accounting firm reasonably acceptable to Parent and the Company that has not otherwise provided services to any party or its Affiliates within the last two (2) years.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.04(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, New York are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Certifications” has the meaning set forth in Section 4.05(a).

“Charter Amendment” means an amendment to the certificate of incorporation of Parent, as in effect on the date hereof, contemplating the New Preferred Stock Financing and changing the name of Parent to “Precipio Diagnostics, Inc.” (or such other name as determined by the Company), in form and substance to be mutually agreed between Parent and the Company.

“Check the Box Election” has the meaning set forth in Section 3.20(f).

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Change of Recommendation” has the meaning set forth in Section 5.06(a)(ii).

“Company Designated Directors” has the meaning set forth in the recitals.

“Company Director Designees” has the meaning set forth in Section 5.11(b)(i).

“Company Financial Statements” has the meaning set forth in Section 3.06.

“Company Intellectual Property” means Intellectual Property owned by or licensed to the Company.

“Company IP Agreements” has the meaning set forth in Section 3.14(f).

“Company Lookback Date” means June 30, 2012.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Material Licensed IP” means all Company Intellectual Property that is licensed to the Company, excluding (a) Off-the-Shelf Software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $5,000, and (b) other software that is not material to the conduct of the business of the Company and can be readily replaced with software that provides substantially the same features, functionalities and overall performance.

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Member Approval” means the written consent of the members of the Company holding the requisite number of outstanding Company Units in accordance with the Company’s Limited Liability Company Agreement in effect as of the Effective Time and the DLLCA, approving the (i) Merger, (ii) execution of this Agreement and (iii) consummation of the Transactions.

“Company Notice Period” has the meaning set forth in Section 5.06(a)(iii).

“Company Permits” has the meaning set forth in Section 3.10(b).

“Company Plan” has the meaning set forth in Section 3.17(a).

“Company Qualified Bidder” has the meaning set forth in Section 5.06(a)(i).

“Company Required Consents” has the meaning set forth in Section 5.07.

“Company Securities” has the meaning set forth in Section 3.02(a).

A “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have failed to recommend that the Company’s members vote or act by written consent to approve the Merger; (ii) a Company Change of Recommendation shall have occurred; or (iii) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Company Unit” means an outstanding common unit of the Company immediately prior to the Effective Time.

“Company Unit Consideration” has the meaning set forth in Section 2.08(c).

“Company Unit Recapitalization” means the conversion of (i) all outstanding warrants and membership interests of the Company, including the Series A Convertible Preferred Units, Series B Convertible Preferred Units, Voting Common Units, Non-Voting Common Units, Series A Warrant and Series B Warrant (as each term is defined in the Company’s Limited Liability Company Agreement as of the date of this Agreement), and any other warrants to acquire any of the foregoing, into Common Units (as defined in the Company’s Limited Liability Company Agreement, as in effect immediately prior to the Effective Time), (ii) all outstanding promissory notes of the Company issued to members of the Company into either Common Units or Preferred Units (as defined in the Company’s Limited Liability Company Agreement, as in effect immediately prior to the Effective Time) and (iii) the termination of all such warrants and promissory notes.

“Confidentiality Agreement” has the meaning set forth in Section 5.03.

“Contingent Worker” means, with respect to any Person, any independent contractor, consultant, temporary employee, leased employee or other service or agent employed or used by such Person with respect to the operation of such Person’s business and classified by such Person as other than an employee or compensated other than through wages paid by such Person through its respective payroll department.

“Continuing Employees” has the meaning set forth in Section 5.09(b).

“Contract” means any written or oral agreement, contract, subcontract, indenture, deed of trust, note, bond, mortgage, lease, sublease, concession, franchise, license, commitment, guarantee, sale or purchase order, undertaking or other instrument, arrangement or understanding of any kind.

“D&O Indemnified Parties” has the meaning set forth in Section 5.12(a).

“D&O Tail Policy” has the meaning set forth in Section 5.12(c).

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“DGCL” has the meaning set forth in the recitals.

“DLLCA” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 2.03.

“Employment Agreements” has the meaning set forth in the recitals.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.04.

“Exchange Agent” has the meaning set forth in Section 2.11(a).

“Exchange Fund” has the meaning set forth in Section 2.11(a).

“Exchange Ratio” means the quotient of (a) the total number of Merger Shares divided by (b) the Company Units outstanding as of the Closing Date.

“Dispute” has the meaning set forth in Section 2.09(b)(vi).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (a) federal, state, local, municipal, or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Governmental Order” shall mean any outstanding order, writ, judgment, citation, injunction, decree, ruling, charge or award entered by any Governmental Entity.

“Hazardous Materials” means any (a) substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and (b) material, pollutant, substance or waste that is regulated under any Environmental Law because of its hazardous or dangerous properties or characteristics or because it can cause harm to living organisms, human welfare or the environment.

“Health Care Law” means any Law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse Amendments,” (b) 42 U.S.C. § 1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (c) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) HIPAA, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) the Clinical Laboratory Improvement Amendments, and all regulations promulgated thereunder, including 42 C.F.R. Part 493, (g) applicable state anti-kickback, fee-splitting and patient brokering laws, (h) state information privacy and security laws, and (i) state laws governing the licensure and operation of clinical laboratories.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, and its implementing regulations including the Standards for Privacy of Individually Identifiable Health Information, Security Standards for the Protection of Electronic PHI and the Breach Notification Rule, 45 C.F.R. Parts 160-164 as of the effective dates of such laws.

“Indebtedness” means any (a) indebtedness for borrowed money, (b) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (c) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (d) amounts owing as deferred purchase price for the purchase of any property, (e) capital lease obligations, (f) obligations under letters of credit and (g) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (a) through (f) above of any other Person.

“Intellectual Property” means (a) Patents and inventions, inventions disclosures, designs, discoveries and improvements, whether or not patentable, (b) copyrights and copyrightable works, moral rights and economic rights of authors and inventors, rights of privacy and publicity, software, databases, compilations, and data collections, (c) trademarks, service marks, domain names and uniform resource locaters (URLs), business names, brand names, trade names, trade dress, and any other names, marks or indicators of origin together with all goodwill associated with any of the foregoing, (d) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under corresponding foreign statutory law or common law), confidential, proprietary and non-public information, marketing and technical information, product specifications, compositions, formulae, proprietary processes, models, drawings, know-how, methods and techniques, and (e) any other intellectual property or proprietary rights, in any jurisdiction, including, for each of the foregoing (a) through (e), all rights thereto and any applications or registrations therefor.

“Intended Tax Treatment” has the meaning set forth in Section 2.13.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“IRS” means the United States Internal Revenue Service.

“Independent Director Designees” has the meaning set forth in Section 5.11(b)(i).

“Investor Director Designees” has the meaning set forth in Section 5.11(b)(i).

“Judgment” means any judgment, ruling, order, writ, injunction or decree of any Governmental Entity or arbitrator.

“Knowledge” means, (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of Ilan Danieli, after reasonable inquiry and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the date of this Agreement, of Paul Kinnon, after reasonable inquiry.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“Lease Agreements” has the meaning set forth in Section 3.15(b).

“Leased Real Property” has the meaning set forth in Section 3.15(a).

“Legal Proceedings” has the meaning set forth in Section 3.09.

“Letter of Transmittal” has the meaning set forth in Section 2.11(a).

“Liabilities” means any and all Indebtedness, current liabilities (including accounts payable and accrued expenses), any other liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lock-Up Agreement” means a lock-up agreement in a form to be mutually agreed between the Company and Parent.

“Material Adverse Effect” means any condition, change, event, occurrence or effect that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is or would reasonably be expected to (a) be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of a Person; other than any condition, change, event, occurrence or effect, directly or indirectly, arising out of, resulting from or relating to the following: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which such Person operates; (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy (it being understood that this clause (ii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with applicable Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which such Person conducts business; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement, pendency of or performance of the Transactions, including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators (it being understood that this clause (v) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement); (vi) any action taken by such Person that is expressly required by the terms of this Agreement (it being understood that this clause (vi) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement); (vii) any failure, in and of itself, by such Person to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period (or for which revenues, earnings or other financial results are released); or (viii) any change in the trading price or trading volume of the Parent Common Stock, provided that the underlying causes of such change may be taken into account; to the extent, in each of clauses (i) through (iv), that such condition, change, event, occurrence or effect does not affect such Person in a disproportionate manner relative to other participants in the business and industries in which such Person operates; or (b) to prevent or materially impede, interfere with, hinder or delay the consummation by the Person of the Transactions.

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration” has the meaning set forth in Section 2.08(c).

“Merger Sub” has the meaning set forth in the preamble.

“NASDAQ” means the NASDAQ Stock Market LLC.

“New Preferred Stock” means shares of preferred stock of Parent in accordance with the New Preferred Stock Term Sheet.

“New Preferred Stock Consideration” means a number of shares of New Preferred Stock with an aggregate value equal to $3,000,000.

“New Preferred Stock Financing” means the purchase and sale of shares of New Preferred Stock on the terms set forth on the New Preferred Stock Term Sheet.

“New Preferred Stock Term Sheet” means the term sheet setting forth the terms of the New Preferred Stock Financing in the form attached hereto as Exhibit B.

“OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons.

“OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury by the President of the United States.

“Off-the-Shelf Software” means software that is generally commercially available for no more than a nominal fee and is mass marketed and licensed pursuant to a standard form click-wrap or shrink-wrap agreement that is not subject to any negotiation and does not include any handwritten signatures of the parties to such agreement.

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the recitals.

“Parent Change of Recommendation” has the meaning set forth in Section 5.06(b)(ii).

“Parent Common Stock” means each share of common stock of Parent, par value $0.01 per share.

“Parent Contingent Workers” has the meaning set forth in Section 4.20(c).

“Parent Closing Indebtedness” means all Indebtedness of Parent except for (i) accounts payable to trade creditors and accrued expenses in the ordinary course of business and (ii) the Parent Stockholder Indebtedness.

“Parent Director Designees” has the meaning set forth in Section 5.11(b)(i).

“Parent Employees” has the meaning set forth in Section 4.20(c).

“Parent Financial Statements” has the meaning set forth in Section 4.05(b).

“Parent Intellectual Property” means Intellectual Property owned by or licensed to either Parent or a Parent Subsidiary.

“Parent IP Agreement” has the meaning set forth in Section 4.18(f).

“Parent Leased Real Property” has the meaning set forth in Section 4.02(a).

“Parent Lookback Date” means June 30, 2012.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent and/or Merger Sub.

“Parent Material Contracts” has the meaning set forth in Section 4.17(a).

“Parent Material Licensed IP” means all Parent Intellectual Property that is licensed to Parent, excluding (a) Off-the-Shelf Software and software that is generally available for license on a mass market commercial basis pursuant to a standard form agreement that is not subject to negotiation for annual fees that do not exceed $5,000, and (b) other software that is not material to the conduct of the business of Parent and can be readily replaced with software that provides substantially the same features, functionalities and overall performance.

“Parent Notice Period” has the meaning set forth in Section 5.06(b)(iii).

“Parent Option” means any option to purchase one or more shares of Parent Common Stock.

“Parent Permits” has the meaning set forth in Section 4.09(b).

“Parent Plan” has the meaning set forth in Section 4.19(a).

“Parent Products” any and all products or product candidates designed, developed, licensed, manufactured, sold, promoted, labeled or distributed by, or on behalf of, Parent or any Parent Subsidiary, including, but not limited to, any proposed products which have previously been or are currently under active pre-clinical or clinical development as of the date of this Agreement.

“Parent Qualified Bidder” has the meaning set forth in Section 5.06(b)(i).

“Parent Required Consents” has the meaning set forth in Section 5.07.

“Parent Securities” has the meaning set forth in Section 4.02(a).

“Parent Stock” means shares of Parent Common Stock and New Preferred Stock.

“Parent Stock Plan” means the Transgenomic, Inc. 2006 Equity Incentive Plan.

“Parent Stockholder Indebtedness” means the Indebtedness of Parent owed to the stockholders of Parent, in an aggregate amount not to exceed $3 million, all of which will be converted into New Preferred Stock in connection with the closing of the Transaction.

“Parent SEC Documents” has the meaning set forth in Section 4.05(a).

“Parent Stockholder Approval” means the adoption of the Parent Stockholder Matters by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote at the Parent Stockholders Meeting.

“Parent Stockholder Matters” has the meaning set forth in Section 5.05(c).

“Parent Stockholders Meeting” has the meaning set forth in Section 5.05(c).

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(a).

A “Parent Triggering Event” shall be deemed to have occurred if: (i) the Parent Board shall have failed to recommend that Parent’s stockholders vote to approve the issuance of the Parent Common Stock in the Merger; (ii) Parent shall have failed to include in the Proxy Statement a recommendation by the Parent Board to vote in favor of the Parent Stockholder Matters; (iii) a Parent Change of Recommendation shall have occurred; or (iv) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Patents” means all issued patents and pending patent applications in any country, including all provisionals, divisionals, continuations, renewals, continuations-in-part, patents of addition, re-examination, supplementary protection certificates, extensions, registrations or confirmation patents, restoration of patent terms, letters of patent, and reissues thereof.

“Permitted Encumbrances” means (a) any Encumbrance that arises out of Taxes, assessments or other charges by any Governmental Entity not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, with appropriate reserves therefor established in the books and records of any Person in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business consistent with past practice and that do not interfere in any material respect with the use of properties or assets encumbered thereby, (c) Encumbrances arising under or in connection with zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, and (d) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact such Person’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair such Person’s present or contemplated business operations at such location.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, estate, Governmental Entity, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Preferred Unit” means an outstanding preferred unit of the Company immediately prior to the Effective Time.

“Qualified Plan” has the meaning set forth in Section 3.17(b).

“Registrable Securities” means the Merger Shares and the shares of Parent Common Stock issued or issuable upon the conversion of the shares of New Preferred Stock, provided that Registrable Securities will cease to be Registrable Securities as soon as (i) a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) the entire amount of Registrable Securities proposed to be sold by a holder of such Registrable Securities, in the opinion of counsel satisfactory to Parent and such holder, each in their reasonable judgment, may be distributed to the public without limitation as to volume or manner of sale under Rule 144 under the Securities Act.

“Registration Statement” has the meaning set forth in Section 5.16(a).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants, agents or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Response Date” has the meaning set forth in Section 2.09(b)(ii).

“Restricted Nations” means the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iran, Iraq, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, Syria, Ukraine/Russia, Venezuela, Yemen or Zimbabwe.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means all of the holders of the Company Securities.

“Subsidiary” when used with respect to any party, means any Person of which such party (or one or more Subsidiaries of such party) owns, directly or indirectly, securities or other ownership interests representing (a) more than 50% of the equity or (b) sufficient voting power to elect a majority of the board of directors or other Persons performing similar functions.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (with all references to “fifteen percent 15%” in the definition of Acquisition Proposal being treated as references to “seventy-five percent 75%” for these purposes) made by a third party that the Parent Board or Company Board, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such third party to finance such Acquisition Proposal), (1) is more favorable from a financial point of view to its stockholders or members, as applicable, than as provided hereunder (including any changes to the terms of this Agreement proposed by the other party in response to such Superior Proposal pursuant to and in accordance with Section 5.06(a)(iii) or Section 5.06(b)(iii), as applicable, or otherwise), and (2) is reasonably capable of being completed on the terms proposed without unreasonable delay.

“Surviving Entity” has the meaning set forth in Section 2.01.

“Taxes” means any and all taxes or other charges in the nature of a tax including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto or any amendment thereof.

“Taxing Authority” means any domestic, foreign, federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising regulatory authority over or with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(b).

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“WARN Act” has the meaning set forth in Section 3.18(b).

“Working Capital Calculation” has the meaning set forth in Section 2.09(b)(i).

“Working Capital Schedule” has the meaning set forth in Section 2.09(b)(i).

Article II

THE MERGER

Section 2.01         Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and DLLCA.

Section 2.02         Closing of the Merger. The closing of the Merger (the “Closing”) shall take place remotely via the exchange of final documents and signature pages thereto, at 10:00 a.m., ET, as promptly as practicable (but in no event later than the date that is the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions)), or at such other place, date and time as the Company and Parent may agree in writing (such date, the “Closing Date”).

Section 2.03         Effective Time. On the Closing Date, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and DLLCA with the Secretary of State of the State of Delaware. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as is agreed by the parties hereto and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and DLLCA (such date and time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.04         Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity, all as provided under the DGCL and DLLCA.

Section 2.05         Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, the Company’s Certificate of Formation and the Company’s Limited Liability Company Agreement, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity until thereafter amended as provided therein or by applicable Law.

Section 2.06         Managers. The managers of the Company immediately prior to the Effective Time shall, at the Effective Time, be the managers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity until such manager’s successor is duly elected or appointed and qualified.

Section 2.07         Officers. The officers of the Company immediately prior to the Effective Time shall, at the Effective Time, be the officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity until such officer’s successor is duly elected or appointed and qualified.

Section 2.08         Effect on Equity Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)          Conversion of Merger Sub Shares. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable membership interest of the Surviving Entity and shall constitute the only outstanding equity securities of the Surviving Entity. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of membership interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(b)          Conversion of Preferred Units into Preferred Stock. Subject to Section 2.11(e), each Preferred Unit issued and outstanding immediately prior to the Effective Time, shall at the Effective Time automatically be converted into the right to receive a number of shares of New Preferred Stock such that the aggregate amount of New Preferred Stock exchanged for the Preferred Units shall equal the New Preferred Stock Consideration. The number of shares of New Preferred Stock shall be aggregated for each holder of Preferred Units, such that the payment for any fractional shares in accordance with Section 2.11(e) shall only be made after aggregating the number of shares of New Preferred Stock to which each holder of Preferred Units is entitled pursuant to this Section 2.08(b). From and after the Effective Time, the holders of Preferred Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Preferred Units, except as otherwise provided for herein or under applicable Law

(c)          Conversion of Company Units. Subject to Section 2.11(e), each Company Unit issued and outstanding immediately prior to the Effective Time, shall at the Effective Time automatically be converted into the right to receive a number of validly issued, fully paid and nonassessable Merger Shares equal to such Company Unit multiplied by the Exchange Ratio (the “Company Unit Consideration”, together with the New Preferred Stock Consideration, the “Merger Consideration”). The number of Merger Shares shall be aggregated for each holder of Company Units, such that the payment for any fractional shares in accordance with Section 2.11(e) shall only be made after aggregating the number of Merger Shares to which each holder of Company Units is entitled pursuant to this Section 2.08(c). From and after the Effective Time, the holders of Company Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Units, except as otherwise provided for herein or under applicable Law.

Section 2.09         Determination of Exchange Ratio.

(a)          Definitions.

(i)          “Company Percentage” means sixty-two percent (62%) (i) plus the Working Capital Adjustment and (ii) minus the Parent Customer Acquisition Adjustment (if any).

(ii)         “Company Working Capital Deficit” means the difference, which may be a positive or negative number, of the Maximum Company WC Deficit minus the aggregate amount of all Liabilities of the Company as of immediately prior to the Effective Time.

(iii)         “Company Working Capital Adjustment” means the quotient obtained by dividing (x) the Company Working Capital Deficit by (y) the WC Increment.

(iv)         “Determination Date” will be the date that is seven (7) Business Days prior to the Parent Stockholder Meeting.

(v)         “Maximum Company WC Deficit” means one million eight hundred thousand dollars ($3,200,000).

(vi)        “Maximum Parent WC Deficit” means six million dollars ($6,000,000).

(vii)       “Merger Shares” means the total number of shares of Parent Common Stock to be issued in the Merger pursuant to Section 2.08(c), equal to (A) the quotient obtained by dividing (1) the Outstanding Parent Capital Stock by (2) 1 minus the Company Percentage less (B) the Outstanding Parent Capital Stock.

(viii)      “Outstanding Parent Capital Stock” means the total number of outstanding shares of capital stock of Parent, on a fully diluted basis, immediately prior to the Effective Time, taking into account the reverse stock split which shall occur prior to the Effective Time, and assuming the conversion of and/or exercise of all options, warrants or other convertible securities, but excluding the issuance of the New Preferred Stock, determined as set forth on Schedule I.

(ix)         “Qualified Customer Agreement” means (x) a written agreement entered into by a customer of Parent for the ICE Cold PCR Product, which contractually provides for annual recurring revenue to Parent of at least $250,000 for each of the next three (3) calendar years following the date of such agreement or (y) a customer’s integration or acceptance of the ICP technology into such customer’s laboratory processes which the parties hereto reasonably agree is likely to provide annual recurring revenue to Parent of at least $250,000 for the next three (3) calendar years.

(x)          “Parent Customer Acquisition Adjustment” means an amount, which shall be no greater than two percent (2%), equal to one percent (1%) for each Qualified Customer Agreement closed by Parent prior to the Effective Time.

(xi)          “Parent Working Capital Deficit” means the difference, which may be a positive or negative number, of the Maximum Parent WC Deficit plus (i) $50,000 minus (ii) the aggregate amount of all Liabilities of Parent and the Parent Subsidiaries, on a consolidated basis, other than the common stock warrant liabilities of Parent, as of immediately prior to the Effective Time.

(xii)        “Parent Working Capital Adjustment” means the quotient obtained by dividing (x) the Parent Working Capital Deficit by (y) the WC Increment.

(xiii)       “WC Increment” means four hundred thousand dollars ($400,000).

(xiv)      “Working Capital Adjustment” means (x)(1) the Company Working Capital Adjustment minus (2) the Parent Working Capital Adjustment divided by (y) one hundred (100).

(b)          Determination of Working Capital Deficit.

(i)          Within one (1) Business Day following the Determination Date, (A) Parent will deliver to the Company a schedule (a “Working Capital Schedule”) setting forth, in reasonable detail, Parent’s calculation of (I) the Parent Working Capital Deficit (as determined in accordance with the definitions set forth above) and (II) the Parent Customer Acquisition Adjustment and (B) the Company will deliver to Parent a Working Capital Schedule setting forth, in reasonable detail, the Company’s calculation of the Company Working Capital Deficit (as determined in accordance with the definitions set forth above, the calculations in clause (A) and (B), each a “Working Capital Calculation”), in each case, as of as of such Determination Date prepared by the Chief Financial Officer of the party delivering such calculation, together with the work papers and back-up materials used in preparing the applicable Working Capital Schedule.

(ii)         Within two (2) Business Days after the delivery of a Working Capital Schedule (the “Response Date”), the receiving party will have the right to dispute any part of such Working Capital Schedule by delivering a written notice to that effect to the other party (a “Dispute Notice”). Any Dispute Notice will identify in reasonable detail the nature of any proposed revisions to such Working Capital Calculation and will be accompanied by reasonably detailed materials supporting the basis for such proposed revisions.

(iii)         If on or prior to the Response Date, (A) a receiving party notifies the other party in writing that it has no objections to a Working Capital Calculation set forth in the Working Capital Schedule or (ii) a receiving party fails to deliver a Dispute Notice as set forth above, then the Working Capital Calculation as set forth in such Working Capital Schedule will be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Working Capital Deficit or Company Working Capital Deficit, as applicable, at the Determination Date for purposes of this Agreement, except in the case of intentional or willful misrepresentation.

(iv)        If a receiving party delivers a Dispute Notice on or prior to the Response Date as provided above, then representatives of the Company and Parent will promptly meet and attempt in good faith to promptly resolve the disputed item(s) and negotiate an agreed-upon determination of such Working Capital Deficit within two (2) Business Days after the Response Date, which agreed upon Working Capital Deficit amount will be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Working Capital Deficit or Company Working Capital Deficit, as applicable, at the Determination Date for purposes of this Agreement.

(v)         In the event no agreement is reached within two (2) Business Days after the Response Date and the disagreements would result in at least a four hundred thousand dollar ($400,000) adjustment to the Working Capital Adjustment or a party reasonably believes a Working Capital Deficit is greater than the applicable Maximum Working Capital Deficit, then the Parties agree to postpone the Parent Stockholder Meeting to a date mutually agreed upon so that such disagreement can be resolved in accordance with the terms of clause (vi) below.

(vi)        If the Company and Parent are unable to resolve any disagreement between them concerning a Working Capital Calculation or any component thereof (the “Dispute”) within two (2) Business Days, then the Dispute may be referred by the Company or Parent for determination to the Accounting Firm.  Each of the Company and Parent will provide the Accounting Firm and the other party with a statement of its position as to the amount for each Dispute within five (5) Business Days from the date of the referral.  The Accounting Firm will make a written determination as promptly as practicable, but in any event within fifteen (15) calendar days after the date on which the Dispute is referred to the Accounting Firm, by determining the actual Working Capital Deficit and the applicable Exchange Ratio.  If at any time the Company and Parent resolve their dispute, then notwithstanding the preceding provisions of this clause (vi), the Accounting Firm’s involvement promptly will be discontinued and the Working Capital Calculation will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes under this Agreement, except in the case of intentional or willful misrepresentation or manifest error.  The Parties will make readily available to the Accounting Firm all relevant books and records relating to the Working Capital Calculation and the calculation set forth in the applicable Working Capital Schedule and all other items reasonably requested by the Accounting Firm in connection with resolving the Dispute.  The costs and expenses of the Accounting Firm will be borne 50% by the Company and 50% by Parent.

Section 2.10         Adjustment of Merger Consideration. The Merger Consideration shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Stock occurring on or after the date hereof and prior to the Effective Time to the extent not otherwise contemplated by this Agreement.

Section 2.11         Exchange Agent Matters.

(a)          Exchange Agent.  Prior to the Effective Time, Parent and the Company shall agree upon and appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At or prior to the Effective Time, Parent shall deposit on behalf of Merger Sub, or shall cause Merger Sub to deposit, with the Exchange Agent, for the benefit of the holders of Company Securities, for exchange in accordance with this Section 2.11 through the Exchange Agent, certificates representing the shares of Parent Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.11(e). All such Parent Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.  As promptly as practicable after the Effective Time, and in any event not later than the third Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of Company Securities a letter of transmittal in a form mutually agreed between the Company and Parent (the “Letter of Transmittal”).

(b)          Merger Consideration Received in Connection with Exchange.  Upon the receipt of the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, the holder of such Company Securities shall be entitled to receive in exchange therefor (x) the Merger Consideration into which the Company Securities have been converted pursuant to Section 2.08 and (y) any cash in lieu of fractional units that the holder has the right to receive pursuant to Section 2.11(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.11(c).  In the event of a transfer of ownership of Company Securities that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Stock pursuant to Section 2.08 and cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.11(e) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.11(c) may be issued to a transferee if proper evidence of such transfer is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until receipt by the Exchange Agent of the Letter of Transmittal, each Company Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of such Company Securities were entitled to receive in respect of such shares pursuant to Section 2.08 (and cash in lieu of fractional securities pursuant to Section 2.11(e) and in respect of any dividends or other distributions pursuant to Section 2.11(c)).

(c)          Treatment of Unexchanged Company Units.  No dividends or other distributions declared or made with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any Company Securities for which a proper Letter of Transmittal has not been submitted with respect to the shares of Parent Stock, as applicable, issuable upon submission thereof, and no cash payment in lieu of fractional units shall be paid to any such holder pursuant to Section 2.11(e), until the submission of such Letter of Transmittal in accordance with this Section 2.11.  Subject to escheat, Tax or other applicable Law, following the exchange of any such Company Units, there shall be paid to the holder of the certificate representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.11(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

(d)          No Further Ownership Rights in Company Securities.  The shares of Parent Stock issued and cash paid in accordance with the terms of this Section 2.11 upon conversion of any Company Securities (including any cash paid pursuant to Section 2.11(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Securities.  From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of Company Securities that were outstanding immediately prior to the Effective Time.

(e)          No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Stock shall be issued upon the conversion of Company Securities pursuant to Section 2.08, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Stock.  Notwithstanding any other provision of this Agreement, each holder of Company Securities converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Stock (after taking into account all Company Securities exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Parent Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 10 consecutive trading days ending with the second complete trading day prior to the date of the Effective Time, weighted by the total volume of trading in Parent Common Stock on each such trading day.  The payment of cash in lieu of fractional share interests pursuant to this Section 2.11(e) is not a separately bargained-for consideration.

(f)          Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Securities for 360 days after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any holder of Company Securities who has not theretofore complied with this Section 2.11 shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Section 2.11.

(g)          No Liability.  None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Units for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(h)          Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to the Surviving Entity.

Section 2.12         Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 2.13         Income Tax Treatment. It is intended by the parties to this Agreement that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Unless the parties agree that the Merger does not qualify for the Intended Tax Treatment, all of the parties hereto agree to (i) file all Tax Returns on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) otherwise report the Merger for federal, state and local income Tax purposes in a manner consistent with such characterization and (iii) not take a reporting position that is inconsistent with such characterization. If the parties agree that the Merger does not qualify for the Intended Tax Treatment, but that the Merger, taken together with any contemporaneous contributions of cash and debt to Parent constitutes a tax-deferred transaction under Section 351 of the Code, then all of the parties hereto agree to (i) file all Tax Returns on the basis of treating the Merger as a Section 351 tax-deferred contribution, (ii) otherwise report the Merger for federal, state and local income Tax purposes in a manner consistent with such characterization and (iii) not take a reporting position that is inconsistent with such characterization.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any representation or warrant in any other section of the Company Disclosure Schedule only to the extent that (a) cross references to other sections are set forth in the Company Disclosure Schedule or (b) its relevance to such representation and warranty in such other section is reasonably and readily apparent solely from the text of such disclosure made without review of any referenced material), the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true, correct and complete as of the date of this Agreement, as follows:

Section 3.01         Organization, Authority and Qualification.

(a)          The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all members of the Company Board duly called and held has (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of, the holders of the Company Units, (ii) approved and declared advisable the Transactions, including the Merger, in accordance with the DLLCA, (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the members of the Company for adoption, and (iv) resolved to recommend that the holders of the Company Units adopt this Agreement and the Transactions, including the Merger, and directed that such matter be submitted for consideration of the holders of the Company Units either by written consent or at a meeting of the members of the Company.

(c)          The only votes of the holders of any class or series of membership interests of the Company necessary to adopt this Agreement is the Company Member Approval.

(d)          The Company does not have, nor has it had since the Company Lookback Date, any Subsidiaries.

Section 3.02         Capitalization.

(a)          The capitalization of the Company as of the date of this Agreement and, after giving effect to the Company Unit Recapitalization, as of immediately prior to the Effective Time is set forth on Section 3.02(a)(i) of the Company Disclosure Schedule. Except as disclosed on Section 3.02(a)(ii) of the Company Disclosure Schedule, there are no authorized or outstanding (a) Company Units, equity interests or other securities of the Company, (b) securities of the Company convertible into, exchangeable or exercisable for Company Units, equity interests, or other securities of the Company, (c) subscription, calls, commitments, Contracts, options, warrants, or other rights to purchase or acquire from the Company, or obligations of the Company to issue, any Company Units, equity interests, or other securities, including securities convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of the Company, or (d) bonds, debentures, notes, or other indebtedness held by members of the Company as of immediately prior to the Effective Time (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire the Company Securities. The Company Units are duly authorized and validly issued. The Company Units are uncertificated.

(b)          Section 3.02(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the holders of all Company Securities and the type and number of Company Securities owned by each such holder.

(c)          The Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 3.03         Books and Records. The minute books of the Company contain, in all material respects, accurate records of all meetings and accurately reflect, in all material respects, all other actions taken by the members, the board of managers and all committees of the Company Board.

Section 3.04         Authority and Noncontravention.

(a)          The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and, subject to obtaining the Company Member Approval, to perform its obligations hereunder and the Transactions. The execution and delivery of and performance by the Company under this Agreement and the Transactions have been duly authorized and approved by the Company Board, and except for obtaining the Company Member Approval, no other limited liability company action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)          Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Member Approval is obtained, conflict with or violate any provision of the Governing Documents of the Company, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.05 and the Company Member Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.05 are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to the Company or (iii) require any consent or other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any of the terms, conditions or provisions of any Company Permit or any Contract to which the Company is a party, or result in the creation of an Encumbrance, other than any Permitted Encumbrance, upon any of the properties or assets of the Company.

Section 3.05         Governmental Consents and Approvals. Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA and (b) the notices, consents and approvals set forth on Section 3.05 of the Company Disclosure Schedules, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as do not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

Section 3.06         Financial Information; Books and Records. The Company has provided Parent with true, correct and complete copies of (a) the audited balance sheet of the Company for the fiscal year ended December 31, 2015, and the related income statement for the period then ended (the “2015 Financial Statements”), (b) the audited balance sheet of the Company for the fiscal year ended December 31, 2014, and the related income statement for the period then ended (the “2014 Financial Statements”), (c) the audited balance sheet of the Company for the fiscal year ended December 31, 2013, and the related income statement for the period then ended (the “2013 Financial Statements”) and (d) the unaudited balance sheet of the Company as of June 30, 2016 (the “Balance Sheet Date”), and the related income statement for the six-month period then ended (the “Interim Financial Statements”, together with the 2015 Financial Statements, 2014 Financial Statements and 2013 Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the financial condition, results of operations and cash flows of the Company as of the date thereof and for the periods covered thereby (subject to the absence of footnotes and normal year-end adjustments), and (iii) have been prepared in accordance with GAAP. The Company Financial Statements include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company as of the date thereof and for the period covered thereby.

(b)          The Company maintains internal controls that are customary and adequate for a private company at the same stage of development as the Company that provide reasonable assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Company’s assets, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the Company Financial Statements and to maintain accountability for the Company’s assets.

Section 3.07         Absence of Undisclosed Liabilities. There are no material Liabilities of the Company, other than Liabilities (a) reflected or reserved against on the Company Financial Statements, or (b) set forth in Section 3.07 of the Company Disclosure Schedule. As of the date of this Agreement, the Company does not have any material Indebtedness for borrowed money.

Section 3.08         Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since December 31, 2015, the Company has conducted its operations in the ordinary course and consistent with past practice and there has not been or occurred (a) any condition, change, event, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (b) any condition, action, event, occurrence or effect that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.01(a).

Section 3.09         Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative or arbitral proceeding, claim, suit, arbitration, mediation, demand, or action (a “Legal Proceeding”) against or, to the Knowledge of the Company, any investigation, informal inquiry or request for documents specifically relating to, the Company or any of the assets or operations of the Company or, to the Knowledge of the Company, any of its present or former managers, officer or employees (in each case, in their capacity as such), nor is there any Judgment imposed or binding upon the Company, in each case, by or before any Governmental Entity or arbitrator, that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions. There are no material internal investigations or internal inquiries that, since the Company Lookback Date, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 3.10         Compliance with Laws.

(a)          The Company is, and since the Company Lookback Date has been, in compliance in all material respects with all Laws applicable to the Company, any of its properties or other assets or any of its businesses or operations (other than Environmental Laws which are governed exclusively by Section 3.11 and Health Care Laws which are governed exclusively by Section 3.12).

(b)          The Company holds, and is in compliance with, in all material respects all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Entities required by Law for the conduct of its business as it is now being conducted (collectively, “Company Permits”). All such Company Permits are in full force and effect and, since the Company Lookback Date, the Company has not received written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Company Permit, which amendment, termination, revocation or cancellation would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the Transactions will not cause the revocation or cancellation of any Company Permit, the revocation or cancellation of which would have a Company Material Adverse Effect.

(c)          Since the Company Lookback Date, the Company has not (i) received any written notice from any Governmental Entity regarding any material violation by the Company of any Law or Company Permit, except for notices of violations that have been cured, and notices that have been withdrawn or are no longer pending or (ii) filed with or otherwise provided to any Governmental Entity any written notice regarding any material violation by the Company of any Law or Company Permit, except for notices of violations that have been cured, or notices that have been withdrawn or are no longer pending.

(d)          Since the Company Lookback Date, neither the Company nor, to the Knowledge of the Company, any of its managers, members, officers, agents or employees have: (i) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977 or (iv) engaged in any business or effected any transactions with any Person (A) located in a Restricted Nation; (B) that is owned, controlled by or acting on behalf of an individual, business or organization in of a Restricted Nation; (C) that is a government of a Restricted Nation; (D) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (E) that is an OFAC Sanctioned Person. None of (1) the execution, delivery and performance of this Agreement or (2) the consummation of the Transactions, will result in a violation by the Company of any of the OFAC Sanctions or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

Section 3.11         Environmental Matters. (a) The Company is, and since the Company Lookback Date, has been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws for the operation of its business; (b) there is no enforcement proceeding or Legal Proceeding relating to or arising from any noncompliance with, or Liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending or, to the Knowledge of the Company, threatened against the Company relating to any real property owned, operated or leased by the Company; (c) since the Company Date, the Company has not received any written notice of, or entered into, any Judgment involving uncompleted, outstanding or unresolved Liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials); (d) there has been no Release of Hazardous Materials with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company; (e) the Company has never owned or operated active or abandoned aboveground or underground storage tanks; (f) the Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law; and (g) neither the execution of this Agreement by the Company nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Entities, pursuant to any applicable Environmental Law. This Section 3.11 constitutes the sole and exclusive representation and warranty of the Company regarding environmental, health and safety matters, including, without limitation, all matters arising under Environmental Laws.

Section 3.12         Regulatory Matters.

(a)          The Company has not, nor to the Knowledge of the Company has, any current officer, employee or agent of the Company, made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, or failed to disclose a material fact required to be disclosed to any Governmental Entity. The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the business of the Company or any Company employee, officer or agent by any Governmental Entity. The Company is, and to the Knowledge of the Company, all officers, directors, employees and agents of the Company are, and since the Company Lookback Date have been, in compliance with all Health Care Laws. The Company is not the subject of any pending or, to the Knowledge of the Company threatened, investigation in respect of the business of the Company or any Company employee, officer or agent by any Governmental Entity for any violation of any Health Care Law or any other applicable Law. There is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any liability for failure to comply with any Health Care Laws.

(b)          Neither the Company nor any individual currently employed by, or under contract with, the Company to perform functions for the Company has been excluded from participating in, debarred, suspended, or otherwise made ineligible to participate in, any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, been convicted of a crime described at 42 U.S.C. § 1320a-7b, or charged with or under investigation for any offense that may lead to such exclusion, debarment, suspension, or ineligibility. Neither the Company, nor any of its employees, officers, directors, or controlling members or owners have committed a violation of any Law, specifically including, but not limited to, the Health Care Laws. The Company has, and since the Company Lookback Date has had, a qualified medical director.

(c)          The Company has not experienced any Breach of Unsecured Protected Health Information (as defined by HIPAA) that would be required to be externally reported, with respect to Protected Health Information (as defined by HIPAA) within its possession, control, or custody that would be material to the business of the Company.

Section 3.13         Material Contracts. (a) Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of the following Contracts to which the Company is a party or by which it is bound as of the date hereof (such Contracts being “Company Material Contracts”):

(i)          (A) each employment agreement and Contracts with independent contractors entered into by the Company and (B) each Contract the terms of which obligate or may in the future obligate the Company to make any change of control, severance or other similar payment to any current or former employee or independent contractor;

(ii)         each Contract (A) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations (other than any non-disclosure, confidentiality or other similar agreement), (B) granting any right of first refusal, right of first offer or similar right or (C) containing any other term, condition or clause that, individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of the Company (or, after the Effective Time, Parent or its Affiliates);

(iii)        each Contract reasonably expected to require payments to or from the Company in excess of $25,000 per year or in excess of $50,000 during the term of the Contract;

(iv)        all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

(v)         each Contract relating to Indebtedness of the Company or under which the Company has had advanced or loaned any funds to any other Person;

(vi)         each Contract under which the Company leases, subleases or licenses any real property;

(vii)       each Contract under which the Company leases personal property (not relating primarily to real property), pursuant to which the Company is required to make rental payments in excess of $25,000 per year;

(viii)      each Contract with any Governmental Entity;

(ix)         each Contract for the disposition of any portion of the assets or business of the Company or any agreement for the acquisition, directly or indirectly, of a portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

(x)          each Contract that limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)         each Contract that is related to Company Intellectual Property and with respect to Company Material Licensed IP, each Contract relating to the license, sublicense, agreement, covenant not to sue or permission covering each item;

(xii)        any distribution, license, marketing, promotion, manufacturing, supply, or development Contract or other Contract concerning the use, development, commercialization, or distribution of the Company Intellectual Property or current, proposed, or intended products, technology or services;

(xiii)       each Contract in which the Company has agreed to purchase a minimum quantity of goods relating to the inventory or services provided by the Company;

(xiv)      each Contract providing for benefits under any Company Plan;

(xv)       each Contract establishing or governing the material terms of any joint venture, partnership, strategic alliance, collaboration, research and development project or similar arrangement;

(xvi)      all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), environmental or other Liability of any Person;

(xvii)     each Contract that contains any “single-trigger,” “double-trigger” or other vesting acceleration provisions subject to acceleration (in whole or in part) as a result of the Merger or any of the other transactions contemplated by this Agreement (whether alone or in combination with any termination of employment or other event);

(xviii)    all other Contracts, whether or not made in the ordinary course of business, which are material to the Company, or the absence of which would have a Company Material Adverse Effect.

(b)          (i) Each Company Material Contract is legally valid and binding on the Company to the extent the Company is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception); (ii) the Company, and, to the Knowledge of the Company, any other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract; (iii) the Company is not in material default under any Company Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default under any Company Material Contract of the Company that is party thereto; (iv) to the Knowledge of the Company, no other party to a Company Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default of such other party under any Company Material Contract; and (v) the Company has not received any written notice of termination or cancellation under any Company Material Contract or received any written notice of breach or of default in any material respect under any Company Material Contract, which breach has not been cured. Prior to the date hereof, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts required to be set forth on Section 3.13(a) of the Company Disclosure Schedule, and will make available to Parent copies of all Company Material Contracts entered into after the date hereof, in each case including amendments thereto.

Section 3.14         Intellectual Property.

(a)          Section 3.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all (i) issued and pending Patents, (ii) registered and applications for registration of trademarks and service marks, (iii) registered domain names, and (iv) registered copyrights, in each case, included in Company Intellectual Property owned by the Company and (v) any license agreement governing Company Material Licensed IP. Such list shall contain, as applicable, (A) the name of all actual and recorded owners, (B) the jurisdiction in which the application or registration was made, (C) the application and registration numbers, (D) whether such Company Intellectual Property is owned by the Company, exclusively licensed to the Company or non-exclusively licensed to the Company, and (E) the filing and registration, issue and application dates. The list pertaining to the license agreements governing Company Material Licensed IP shall contain (x) the name and date of the license agreement pursuant to which such Company Material Licensed IP is licensed and (y) whether or not such license agreement grants an exclusive license to the Company. The Company owns, or has the right to use the Company Intellectual Property, in the conduct of the business of the Company as currently conducted. The Company Intellectual Property owned by the Company is owned solely and exclusively by the Company, free and clear of any Encumbrances other than Permitted Encumbrances. The Company Intellectual Property owned by the Company and, to the Knowledge of the Company, the Company Material Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Company Intellectual Property owned by the Company, and to the Knowledge of the Company, none of the Company Material Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of the Company, threatened, Legal Proceeding or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) which challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Company Intellectual Property.

(b)          The Company owns or possesses the right to use all Intellectual Property necessary to conduct its business as currently conducted by the Company, and the Company has not received any written, or to the Knowledge of the Company, any non-written, notice from any Person asserting any claim to the contrary. Each item of Company Intellectual Property owned by the Company immediately subsequent to the Effective Time will be owned and available for use by the Surviving Entity on the same terms and conditions as are in effect immediately prior to the Effective Time. Subject to obtaining any consent set forth on Section 3.14(b) of the Company Disclosure Schedule, each item of Company Material Licensed IP will be licensed to and available for use by the Surviving Entity on the same terms and conditions as are in effect immediately prior to the Effective Time.

(c)          To the Knowledge of the Company, the conduct of the business of the Company, including the development, use, manufacture, marketing, sale and offer for sale of the products and services of the Company, has not infringed, misappropriated or otherwise violated, and does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. The Company has not received any written, or to the Knowledge of the Company, any non-written, notice since the Company Lookback Date of any claims that have been made against the Company alleging the infringement, misappropriation or violation by the Company of any Intellectual Property of any Person. To the Company’s Knowledge, since the Company Lookback Date, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property owned by the Company or any Company Material Licensed IP, and there is no and has not been any Legal Proceeding pursuant to which the Company or, to the Knowledge of the Company, its licensor has alleged any such infringement, misappropriation or violation by any Person.

(d)          Except as set forth in any Contract set forth in Section 3.14(d)(i) of the Company Disclosure Schedule, no funding, facilities or other resources of any Governmental Entity, university, college, other educational institution or nonprofit research center was used in the development of any Company Intellectual Property owned by the Company, or to the Knowledge of the Company, in any Company Material Licensed IP; nor, does any such entity own or have rights to (or have the option to obtain such ownership or rights to) any Company Intellectual Property owned by the Company, or to the Knowledge of the Company, to any Company Material Licensed IP, other than in each case, pursuant to the provisions of any Contract set forth in or Section 3.14(d)(ii) of the Company Disclosure Schedule.

(e)          The Company has used commercially reasonable efforts to protect and maintain its rights in all material Company Intellectual Property. Since the Company Lookback Date, the Company’s collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied in all material respects with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security. Since the Company Lookback Date, no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data, other than breaches of internal protocol in the ordinary course of business. The Company maintains commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. Since the Company Lookback Date, the Company has not received written, or to the Knowledge of the Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Entity) that have been asserted or threatened against the Company alleging, any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.

(f)          The Company has (i) caused all current and former employees and all other Persons involved in the conception, reduction to practice, creation or development of any Intellectual Property for the Company to execute a binding and enforceable agreement which includes provisions sufficient to ensure that the Company is the sole and exclusive owner of any and all Intellectual Property conceived, reduced to practice, created or developed by such employees within the scope of or resulting from his or her employment with the Company or, in the case of a Person other than an employee, from the services such Person performs for the Company; and (ii) caused all current employees and other Persons with access to any non-public Company Intellectual Property to execute a binding and enforceable confidentiality agreement or other agreement that includes customary confidentiality terms sufficient to protect the proprietary interests of the Company with respect to such Company Intellectual Property. Copies of the forms of agreements referred to in the foregoing clauses (i) and (ii) (collectively, “Company IP Agreements”) have been made available to Parent prior to the date hereof, and to the Knowledge of the Company, no material breach of any such agreement by the other party thereto has occurred or been threatened.

(g)          Except with respect to Contracts set forth on Section 3.14(g) of the Company Disclosure Schedule and identified as such, the Company is not obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(h)          There are no actions that must be taken within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a court or Governmental Entity (including the United States Patent and Trademark Office or similar foreign government agencies) or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the owned Company Intellectual Property.

(i)          Except as set forth on Section 3.14(i) of the Company Disclosure Schedule, Company has not (i) entered into any Contract under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any of the Company Intellectual Property, to any other Person, (ii) entered into any Contract under which it has, with respect to any of the Company Intellectual Property, granted any license, sublicense, covenant not to sue, assert or exploit or (iii) entered into any Contract under which the Company has granted any Person the right to bring a lawsuit for infringement or misappropriation of any of the Company Intellectual Property.

(j)          None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company of its obligations hereunder, conflict or will conflict with, alter or impair, any of the Company’s rights in or to any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Company Intellectual Property or otherwise trigger any additional payment obligations with respect to any Company Intellectual Property.

Section 3.15         Real Property.

(a)          The Company does not own any real property, has never owned any real property and is not party to any Contract to purchase any real property. Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto.

(b)          The Company has made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements affecting the Leased Real Property or to which the Company is bound, other than those identified in Section 3.15(a) of the Company Disclosure Schedule. All such Lease Agreements are legally valid and enforceable in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing material default, or event of default (or event which with notice or lapse of time, or both, would constitute a material default), and no rentals are past due. The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Company currently occupies all of the Leased Real Property for the operation of its business.

Section 3.16         Assets. The Company has good and valid title to, or leasehold interest in, all assets material to its business, free and clear of Encumbrances, except for Permitted Encumbrances. All equipment included in such properties which is necessary or desirable to the business of the Company is in good condition and repair (ordinary wear and tear excepted). The property and assets of the Company are sufficient for the conduct of its business as presently conducted.

Section 3.17         Company Plans.

(a)          Section 3.17(a) of the Company Disclosure Schedule sets forth each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (such as pension and 401(k) plans, and medical, life, and disability plans), and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, cafeteria plan, dependent care plan, supplemental retirement or other benefit plan, program or arrangement or any employment, termination, severance, retention, stay bonus or other contract, agreement, plan, program or arrangement for the benefit of any current or former employee, officer, director or independent contractor of the Company (collectively, the “Company Plans”) that the Company maintains or makes contributions to or has any responsibility or liability for.

(b)          The Company has made available to Parent copies of: (i) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Laws in connection with each Company Plan; (ii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Plan assets, if any; (iii) the most recent summary plan description required under ERISA or any similar Law with respect to each Company Plan; (iv) all material correspondence since January 1, 2015 to or from any Governmental Entity relating to any Company Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(c)          Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service stating that such Company Plan is so qualified. Each Company Plan has been maintained in compliance with its terms and has been maintained in material compliance with all applicable Laws.

(d)          The execution and delivery of this Agreement, the purchase of Company Shares pursuant to the Offer and the consummation of the Merger (i) will not materially increase the benefits payable by any Acquired Company under any Company Plan and (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by any Acquired Company under any Company Plan.

(e)          The Company is in material compliance with all applicable Laws relating to the employment of its employees.

(f)          Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Plan.

(g)          There is no agreement, plan, arrangement or other Contract covering any director or officer or other employee of the Company, and no payments have been made or will be made to any director or officer or other employee of the Company, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, result in any payment that will not be deductible by the Company by reason of Section 280G of the Code, or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Laws).  The Company is not a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

Section 3.18         Labor Matters.

(a)          As of the date of this Agreement, the Company is not a party to, nor does the Company have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company. To the Knowledge of the Company, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, there is no material claim or material grievance pending or threatened relating to any employment contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of the Company, including charges of unfair labor practices or harassment complaints.

(b)          The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law or issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law in the ninety (90) day period ending on the date of this Agreement, or incurred any liability or obligation under WARN Act or any similar state or local law that remains unsatisfied.  No terminations prior to the Closing by the Company would trigger any notice or other obligations under the WARN Act or similar state or local law.

(c)          The Company is not delinquent in any payments to any employees of the Company or Contingent Workers of the Company for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to any employee or Contingent Worker.

Section 3.19         Transactions with Affiliates. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are no loans, leases, arrangements involving the reimbursement of non-business related expenses, or other Contracts or transactions between the Company and any present or former member, director, officer, employee or independent contractor of the Company, or to the Knowledge of the Company, any member of such officer’s, director’s, employee’s, independent contractor’s or member’s immediate family, or any Person controlled by such officer, director, employee, independent contractor or member or his or her immediate family. To the knowledge of the Company, except as set forth in Section 3.19 of the Company Disclosure Schedule, no member, director, officer, employee or independent contractor of the Company or any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

Section 3.20         Taxes.

(a)          The Company has filed all income and other material Tax Returns required to be filed, and each such Tax Return is true, correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or will be paid prior to the Closing. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets or property of the Company.

(b)          Since the Company Lookback Date, the Company has not received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review of any Taxes or Tax Returns of the Company, (ii) written request for information related to Taxes or Tax Returns of the Company, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against the Company by any Taxing Authority.

(c)          The Company is not (nor has it ever been) a party to or bound by any Tax allocation or sharing agreement (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements). The Company has not (i) been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company), and (ii) had, and does not have any, liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor.

(d)          The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made and delivered to the Company by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that the Company must file Tax Returns in such jurisdiction.

(e)          The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)          The Company filed an election on IRS Form 8832 electing to be treated as an association taxable as a corporation effective as of August 1, 2016 (the “Check the Box Election”). Prior to the effective date of the Check the Box Election, the Company was at all times since its formation treated as a partnership or a disregarded entity for federal and applicable state and local income Tax purposes.

(g)          The Company has not knowingly taken any action (or failed to take any action) that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)          The Company has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4.

(i)          The Company has not knowingly taken any action (or failed to take any action) that would prevent the Merger taken together with any contemporaneous contributions of cash and debt to Parent from constituting an “exchange” governed by the provisions of Section 351 of the Code.

Section 3.21         Insurance. The Company has in full force and effect adequate insurance policies with coverages customary for similarly situated companies in the same or similar industries and as required by applicable Law. Since the Company Lookback Date, the Company has not received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by the Company (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company, except for notices that have been withdrawn or are no longer pending. As of the date of this Agreement, there is no pending material claim by the Company under any insurance policy held by the Company.

Section 3.22         Brokers. Except as set forth on Section 3.22 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.23         Approval Required. The Company Member Approval is the only vote of the holders of any Company Securities necessary to approve this Agreement and to consummate the Transactions, including the Merger.

Section 3.24         Disclosure. No representation or warranty made by the Company in this Article III, including the Company Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary to make any of them, in light of the circumstances under which they were made, not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule, (it being understood and agreed that information disclosed in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any representation or warrant in any other section of the Parent Disclosure Schedule only to the extent that (a) cross references to other sections are set forth in the Parent Disclosure Schedule or (b) its relevance to such representation and warranty in such other section is reasonably and readily apparent solely from the text of such disclosure made without review of any referenced material) its relevance to such representation and warranty in such other section is reasonably and readily apparent solely from the text of such disclosure made without review of any referenced material), Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement, as follows:

Section 4.01         Organization, Authority and Qualification.

(a)          Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. Each Parent Subsidiary is duly organized, validly existing and in good standing under the applicable Laws of its jurisdiction of incorporation and has all requisite corporate power and authority necessary to own or lease and operate all of its properties and assets and to carry on its business as it is being conducted. Parent and each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing does not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          The Parent Board, by resolutions duly adopted by unanimous vote at a meeting of all members of the Parent Board duly called and held has (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the stockholders of Parent, (ii) approved and declared advisable the Transactions, including the Merger, in accordance with the DGCL, (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the stockholders of Parent for adoption, and (iv) resolved to recommend that the stockholders of Parent adopt this Agreement and the Transactions, including the Merger, and directed that such matter be submitted for consideration by the stockholders at a special stockholders meeting.

(c)          The only votes of the holders of any class or series of capital stock of Parent required in connection with the Transactions is the Parent Stockholder Approval.

Section 4.02         Capitalization.

(a)          The capitalization of Parent as of the date of this Agreement and as of immediately prior to the Effective Time is set forth on Section 4.02(a) of the Parent Disclosure Schedule. Except as disclosed on Section 4.02(a) of the Parent Disclosure Schedule, there are no authorized or outstanding (a) capital stock, equity interests or other securities of Parent, (b) securities of Parent convertible into, exchangeable or exercisable for capital stock, equity interests, or other securities of the Parent, (c) subscription, calls, commitments, Contracts, options, warrants, or other rights to purchase or acquire from Parent, or obligations of Parent to issue, any capital stock, equity interests, or other securities, including securities convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of Parent, or (d) bonds, debentures, notes, or other indebtedness that entitle the holders to vote (or convertible into, exchangeable or exercisable for, securities that entitle the holders to vote) with holders of capital stock, equity interests, or other securities of Parent on any matter (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Parent Securities” and the items in clauses (a), (b), (c) and (d) with respect to any Parent Subsidiary instead of Parent, being referred to collectively as the “Parent Subsidiary Securities”)). There are no outstanding obligations of Parent to repurchase, redeem, or otherwise acquire the Parent Securities. The Parent Stock is duly authorized and validly issued.

(b)          Set forth on Section 4.02(b) of the Parent Disclosure Schedule is a true and complete list of all Subsidiaries of Parent (the “Parent Subsidiaries”). Except for the Parent Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person. Parent owns 100% of the outstanding Parent Subsidiary Securities.

Section 4.03         Authority and Noncontravention.

(a)          Parent and Merger Sub each have all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approval, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by the board of directors of Parent and Merger Sub, and except for obtaining the Parent Stockholder Approval, no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of and performance by Parent under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(b)          Except as set forth on Section 4.03 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the Transactions, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Governing Documents of Parent or Merger Sub, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.04 and the Parent Stockholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.04 are made and any applicable waiting periods referred to therein have expired, violate any Law or Judgment applicable to Parent or Merger Sub or (iii) require any consent or any other action by any Person under, result in any violation or breach of, result in the loss of a benefit under, conflict with any provision of, or constitute a default (with or without notice or lapse of time, or both) under, any terms, conditions or provisions of any Contract by which Parent is bound, which in each case would result in a Parent Material Adverse Effect.

Section 4.04         Governmental Consents and Approvals. Except for, (a) the filing with the SEC of a proxy statement relating to the Parent Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of NASDAQ, (b) the filing of the Proxy Statement as described in Section 5.05, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (d) the notices, consents and approvals set forth in Section 4.04 of the Parent Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Transactions, other than as do not currently have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05         SEC Filings; Financial Information; Books and Records.

(a)          Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed or furnished by Parent with the SEC since January 1, 2014 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth in Section 4.05(a) of the Parent Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Parent’s Knowledge, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply in all material respects as to form and content with all applicable Laws.

(b)          The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present (subject in the case of unaudited financial statements to normal and recurring year-end audit adjustments) in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.

(c)          To the Knowledge of Parent, Parent’s auditor has at all times since the Parent Lookback Date been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(d)          From the Parent Lookback Date, through the date hereof, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from The NASDAQ Stock Market or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the NASDAQ Capital Market, other than such documents that can be obtained on the SEC’s website at www.sec.gov.

(e)          Parent is not eligible to use Form S-3 to register its equity securities under the Securities Act for resale on a continuous basis on an automatic shelf registration statement that will become effective immediately pursuant to Rule 462(e) and (f) upon filing with the SEC, but anticipates that it will be able to use Form S-3 upon filing of its annual report on Form 10-K for the year ended December 31, 2016 with the SEC.

Section 4.06         Absence of Undisclosed Liabilities. There are no material Liabilities of Parent or any Parent Subsidiaries, other than Liabilities (a) reflected or reserved against on the Parent Financial Statements, or (b) set forth in Section 4.06 of the Parent Disclosure Schedule. As of the date of this Agreement, neither Parent nor any Parent Subsidiary has any material Indebtedness for borrowed money. Except as disclosed in the Parent SEC Documents, neither Parent nor any Parent Subsidiary has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(iii) of Regulation S-K under the Exchange Act).

Section 4.07         Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.07 of the Parent Disclosure Schedule, since December 31, 2015, Parent and the Parent Subsidiaries have conducted their respective operations in the ordinary course and consistent with past practice and there has not been or occurred (a) any condition, change, event, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (b) any condition, action, event, occurrence or effect that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 5.01(c).

Section 4.08         Legal Proceedings. Except as set forth on Section 4.08 of the Parent Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Proceeding against or, to the Knowledge of Parent, any investigation, informal inquiry or request for documents specifically relating to, Parent or any Parent Subsidiary or any of the assets or operations of Parent or any Parent Subsidiary or, to the Knowledge of Parent, any of their present or former directors, officer or employees (in each case, in their capacity as such), nor is there any Judgment imposed or binding upon Parent or any Parent Subsidiary, in each case, by or before any Governmental Entity or arbitrator, that has or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions. There are no material internal investigations or internal inquiries that, since the Parent Lookback Date, have been conducted by or at the direction of the Parent Board or the board of directors of any Parent Subsidiary (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 4.09         Compliance with Laws.

(a)          Parent and the Parent Subsidiaries are, and since the Parent Lookback Date have been, in compliance in all material respects with all Laws applicable to Parent or the Parent Subsidiaries, any of their respective properties or other assets or any of their respective businesses or operations (other than Health Care Laws which are governed exclusively by Section 4.10.

(b)          Parent and the Parent Subsidiaries hold, and are in compliance with, in all material respects all licenses, franchises, permits, certificates, approvals, orders and authorizations from Governmental Entities required by Law for the conduct of their respective business as it is now being conducted (collectively, “Parent Permits”). All such Parent Permits are in full force and effect and, since the Parent Lookback Date, neither Parent nor any Parent Subsidiary has received written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Parent Permit, which amendment, termination, revocation or cancellation would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the Transactions will not cause the revocation or cancellation of any Parent Permit, the revocation or cancellation of which would have a Parent Material Adverse Effect.

(c)          Since the Parent Lookback Date, neither Parent nor any Parent Subsidiary nor, the Knowledge of Parent, any of their respective officers, directors, agents or employees has: (i) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) engaged in any business or effected any transactions with any Person (A) located in a Restricted Nation; (B) that is owned, controlled by or acting on behalf of an individual, business or organization in of a Restricted Nation; (C) that is a government of a Restricted Nation; (D) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (E) that is an OFAC Sanctioned Person. None of (1) the execution, delivery and performance of this Agreement or (2) the consummation of the Transactions, will result in a violation by Parent or any Parent Subsidiary of any of the OFAC Sanctions or of any anti-money laundering laws of the United States or any other applicable jurisdiction.

(d)          Since the Parent Lookback Date, except as described in the Parent SEC Documents, neither Parent nor any Parent Subsidiary has (i) received any written notice from any Governmental Entity regarding any material violation of any Law or (ii) filed with or otherwise provided to any Governmental Entity any written notice regarding any material violation by Parent or any Parent Subsidiary of any Law, except in each case, any written notices regarding any violations that would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.10         Regulatory Matters.

(a)          Neither Parent nor any Parent Subsidiary, nor to the Knowledge of Parent has, any current officer, employee, agent or director of any such entity, made an untrue statement of a material fact or fraudulent statement to any Governmental Entity or failed to disclose a material fact required to be disclosed to any Governmental Entity. Neither Parent nor any Parent Subsidiary is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of the business of the Parent or any Parent or Parent Subsidiary employee, officer or agent by any Governmental Entity. Parent and each Parent Subsidiary are, and to the Knowledge of Parent, all officers, directors, employees and agents of Parent and each Parent Subsidiary are, and since the Parent Lookback Date have been, in compliance with all Health Care Laws. Neither Parent nor any Parent Subsidiary is the subject of any pending or, to the Knowledge of Parent threatened, investigation in respect of the business of the Parent or any Parent or Parent Subsidiary employee, officer or agent by any Governmental Entity for any violation of any Health Care Law or any other applicable Law. There is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any liability for failure to comply with any Health Care Laws.

(b)          Neither Parent nor any Parent Subsidiary nor any individual currently employed by, or under contract with, Parent or any Parent Subsidiary to perform functions for Parent or any Parent Subsidiary has been excluded from participating in, debarred, suspended, or otherwise made ineligible to participate in, any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, been convicted of a crime described at 42 U.S.C. § 1320a-7b, or charged with or under investigation for any offense that may lead to such exclusion, debarment, suspension, or ineligibility. Neither Parent nor any Parent Subsidiary, nor any of its employees, officers, directors, or controlling stockholders have committed a violation of any Law, specifically including, but not limited to, the Health Care Laws. Parent has, and since the Parent Lookback Date has had, a qualified medical director.

(c)          Neither Parent nor any Parent Subsidiary has experienced any Breach of Unsecured Protected Health Information (as defined by HIPAA) that would be required to be externally reported, with respect to Protected Health Information (as defined by HIPAA) within its possession, control, or custody that would be material to the business of Parent or any Parent Subsidiary.

Section 4.11         Assets. Except as set forth on Section 4.11 of the Parent Disclosure Schedule, Parent and each Parent Subsidiary has good and valid title to or leasehold interest in all assets material to its business, free and clear of Encumbrances, except for Permitted Encumbrances. All equipment included in such properties which is necessary or desirable to the business of Parent and the Parent Subsidiaries is in good condition and repair (ordinary wear and tear excepted). The property and assets of Parent and the Parent Subsidiaries are sufficient for the conduct of their respective business as presently conducted.

Section 4.12         Transactions with Affiliates. Except as set forth in in the Parent SEC Documents, there are no loans, leases, arrangements involving the reimbursement of non-business related expenses, or other Contracts or transactions between Parent or any Parent Subsidiary on the one hand, and any present or former stockholder, director, officer, employee or independent contractor of Parent or any Parent Subsidiary on the other hand, or to the Knowledge of Parent, any member of such officer’s, director’s, employee’s, independent contractor’s or stockholder’s immediate family, or any Person controlled by such officer, director, employee, independent contractor or stockholder or his or her immediate family. To the knowledge of Parent, except as set forth in the Parent SEC Documents, no stockholder, director, officer, employee or independent contractor of Parent or any Parent Subsidiary, or any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of Parent or any Parent Subsidiary, or any organization which has a material contract or arrangement with Parent or any Parent Subsidiary.

Section 4.13         Insurance. Parent and the Parent Subsidiaries have in full force and effect adequate insurance policies with coverages customary for similarly situated companies in the same or similar industries and as required by applicable Law. Since the Parent Lookback Date, neither Parent nor any Parent Subsidiary has received any written notice from any insurance company of any (a) premature cancellation or invalidation of any material insurance policy held by Parent or any Parent Subsidiary (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by Parent or a Parent Subsidiary or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by Parent or a Parent Subsidiary, except for notices that have been withdrawn or are no longer pending, in each case other than any such cancellation, invalidation, refusal or coverage, rejection of a claim or adjustment that would reasonably be expected to result in a Parent Material Adverse Effect. As of the date of this Agreement, there is no pending material claim by Parent or a Parent Subsidiary under any such insurance policy.

Section 4.14         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 4.15         Disclosure. No representation or warranty made by Parent or Merger Sub in this Article IV, contains any untrue statement of a material fact or omits to state any material fact necessary to make any of them, in light of the circumstances under which they were made, not misleading.

Section 4.16         Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.

(a)          Parent maintains internal control over financial reporting that provides assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of Parent’s assets, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the Parent Financial Statements and to maintain accountability for Parent’s assets.

(b)          Except as set forth on Section 4.16 of the Parent Disclosure Schedule, Parent maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to provide reasonable assurance that material information concerning Parent is made known on a timely basis to management.

(c)          Neither Parent nor, to the Knowledge of Parent, any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any Parent SEC Document, including without limitation the Certifications.

(d)          Since January 1, 2013, Parent has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Parent.

Section 4.17         Material Contracts. (a) Section 4.17(a) of the Parent Disclosure Schedule contains a true, correct and complete list of the following Contracts to which either Parent or a Parent Subsidiary is a party or by which it is bound as of the date hereof (such Contracts being “Parent Material Contracts”):

(i)          (A) each employment agreement and Contracts with independent contractors entered into by Parent or a Parent Subsidiary and (B) each Contract the terms of which obligate or may in the future obligate Parent or a Parent Subsidiary to make any change of control, severance or other similar payment to any current or former employee or independent contractors;

(ii)         each Contract (A) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations (other than any non-disclosure, confidentiality or other similar agreement), (B) granting any right of first refusal, right of first offer or similar right or (C) containing any other term, condition or clause that, individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of Parent or any Parent Subsidiary (or, after the Effective Time, Parent or its Affiliates);

(iii)        each Contract reasonably expected to require payments to or from either Parent or a Parent Subsidiary in excess of $25,000 per year or in excess of $50,000 during the term of the Contract;

(iv)        all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

(v)         each Contract relating to Indebtedness of Parent or a Parent Subsidiary or under which Parent or any Parent Subsidiary has advanced or loaned any funds to any other Person;

(vi)         each Contract under which Parent or a Parent Subsidiary leases, subleases or licenses any real property;

(vii)       each Contract under which Parent or a Parent Subsidiary leases personal property (not relating primarily to real property), pursuant to which Parent or a Parent Subsidiary is required to make rental payments in excess of $25,000 per year;

(viii)      each Contract with any Governmental Entity;

(ix)         each Contract for the disposition of any portion of the assets or business of Parent or a Parent Subsidiary, or any agreement for the acquisition, directly or indirectly, of a portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

(x)          each Contract that limits or purports to limit the ability of Parent or a Parent Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)         each Contract that is related to Parent Intellectual Property and with respect to Parent Material Licensed IP, each Contract relating to the license, sublicense, agreement, covenant not to sue or permission covering each item;

(xii)        any distribution, license, marketing, promotion, manufacturing, supply, or development Contract or other Contract concerning the use, development, commercialization, or distribution of the Parent Intellectual Property or current, proposed, or intended products, technology or services;

(xiii)       each Contract in which Parent or a Parent Subsidiary has agreed to purchase a minimum quantity of goods relating to any product manufactured, produced or distributed by Parent;

(xiv)      each Contract providing for benefits under any Parent Plan;

(xv)       each Contract establishing or governing the material terms of any joint venture, partnership, strategic alliance, collaboration, research and development project or similar arrangement;

(xvi)      all Contracts that provide for the indemnification by Parent or any Parent Subsidiary of any Person or the assumption of any Tax (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), environmental or other Liability of any Person;

(xvii)     each Contract that contains any “single-trigger,” “double-trigger” or other vesting acceleration provisions subject to acceleration (in whole or in part) as a result of the Merger or any of the other transactions contemplated by this Agreement (whether alone or in combination with any termination of employment or other event);

(xviii)    all other Contracts, whether or not made in the ordinary course of business, which are material to Parent or a Parent Subsidiary, or the absence of which would have a Parent Material Adverse Effect.

(b)          (i) Each Parent Material Contract is legally valid and binding on Parent or a Parent Subsidiary to the extent Parent or a Parent Subsidiary is a party thereto, as applicable, and to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception); (ii) Parent and the Parent Subsidiaries, and, to the Knowledge of Parent, any other party thereto, has performed all material obligations required to be performed by such party under each Parent Material Contract; (iii) neither Parent nor a Parent Subsidiary is in material default under any Parent Material Contract, nor, to the Knowledge of Parent, does any condition exist that, with notice or lapse of time or both, would constitute a material default under any Parent Material Contract; (iv) to the Knowledge of Parent, no other party to a Parent Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default of such other party under any Parent Material Contract; and (v) neither Parent nor a Parent Subsidiary has received any written notice of termination or cancellation under any Parent Material Contract or received any written notice of breach or of default in any material respect under any Parent Material Contract, which breach has not been cured. Prior to the date hereof, Parent has made available to the Company true, correct and complete copies of all Parent Material Contracts required to be set forth on Section 4.17(a) of the Parent Disclosure Schedule, and will make available to the Company copies of all Parent Material Contracts entered into after the date hereof, in each case including amendments thereto.

Section 4.18         Intellectual Property.

(a)          Section 4.18(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all (i) issued and pending Patents, (ii) registered and applications for registration of trademarks and service marks, (iii) registered domain names, and (iv) registered copyrights, in each case, included in Parent Intellectual Property owned by Parent or a Parent Subsidiary and (v) any license agreement governing Parent Material Licensed IP. Such list shall contain, as applicable, (A) the name of all actual and recorded owners, (B) the jurisdiction in which the application or registration was made, (C) the application and registration numbers, (D) whether such Parent Intellectual Property is owned by, exclusively licensed to, or non-exclusively licensed to Parent or a Parent Subsidiary, and (E) the filing and registration, issue and application dates. The list pertaining to the license agreements governing Parent Material Licensed IP shall contain (x) the name and date of the license agreement pursuant to which such Parent Material Licensed IP is licensed and (y) whether or not such license agreement grants an exclusive license to Parent or a Parent Subsidiary. Parent or a Parent Subsidiary owns, or has the right to use the Parent Intellectual Property, in the conduct of the business of such party as currently conducted. Except as set forth on Section 4.18(a) of the Parent Disclosure Schedule, Parent Intellectual Property owned by Parent or a Parent Subsidiary is owned solely and exclusively by such party, free and clear of any Encumbrances other than Permitted Encumbrances. The Parent Intellectual Property owned by Parent or a Parent Subsidiary and, to the Knowledge of Parent, the Parent Material Licensed IP, is valid, enforceable, subsisting and in full force and effect. None of the Parent Intellectual Property owned by Parent or a Parent Subsidiary, and to the Knowledge of Parent, none of the Parent Material Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of Parent, threatened, Legal Proceeding or other proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) which challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Parent Intellectual Property.

(b)          Parent or a Parent Subsidiary owns or possesses the right to use all Intellectual Property necessary to conduct its business as currently conducted by Parent and the Parent Subsidiaries, and neither Parent nor a Parent Subsidiary has received any written, or to the Knowledge of Parent, any non-written, notice from any Person asserting any claim to the contrary. Each item of Parent Intellectual Property owned by Parent or a Parent Subsidiary immediately subsequent to the Effective Time will be owned and available for use by such party on the same terms and conditions as are in effect immediately prior to the Effective Time. Subject to obtaining any consent set forth on Section 4.18(b) of the Parent Disclosure Schedule, each item of Parent Material Licensed IP will be licensed to and available for use by Parent or a Parent Subsidiary on the same terms and conditions as are in effect immediately prior to the Effective Time.

(c)          To the Knowledge of Parent, the conduct of the business of Parent, including the development, use, manufacture, marketing, sale and offer for sale of the products manufactured, distributed and produced by Parent and services of Parent, have not infringed, misappropriated or otherwise violated, and does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. Except as set forth on Section 4.18(c) of the Parent Disclosure Schedule, Parent has not received any written, or to the Knowledge of Parent, any non-written, notice since the Parent Lookback Date of any claims that have been made against Parent alleging the infringement, misappropriation or violation by Parent of any Intellectual Property of any Person. Except as set forth on Section 4.18(c) of the Parent Disclosure Schedule, to Parent’s Knowledge, since the Parent Lookback Date, no Person has infringed, misappropriated or otherwise violated any Parent Intellectual Property owned by Parent or any Parent Material Licensed IP, and there is no and has not been any Legal Proceeding pursuant to which Parent or, to the Knowledge of Parent, its licensor has alleged any such infringement, misappropriation or violation by any Person.

(d)          Except as set forth in any Contract set forth in Section 4.18(d)(i) of the Parent Disclosure Schedule, no funding, facilities or other resources of any Governmental Entity, university, college, other educational institution or nonprofit research center was used in the development of any Parent Intellectual Property owned by Parent, or to the Knowledge of Parent, in any Parent Material Licensed IP; nor, does any such entity own or have rights to (or have the option to obtain such ownership or rights to) any Parent Intellectual Property owned by Parent, or to the Knowledge of Parent, to any Parent Material Licensed IP, other than in each case, pursuant to the provisions of any Contract set forth in or Section 4.18(d)(ii) of the Parent Disclosure Schedule.

(e)          Parent and the Parent Subsidiaries have used commercially reasonable efforts to protect and maintain its rights in all material Parent Intellectual Property. Since the Parent Lookback Date, Parent’s and the Parent Subsidiaries’ collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, at all times complied in all material respects with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security. Since the Parent Lookback Date, no breach, security incident, or violation of any data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data, other than breaches of internal protocol in the ordinary course of business. Parent and the Parent Subsidiaries maintain commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to consumers, patients, employees or other persons. Since the Parent Lookback Date, neither Parent nor the Parent Subsidiaries have received written, or to the Knowledge of Parent, any non-written, notice of any claims (including any investigation or notice from any Governmental Entity) that have been asserted or threatened against Parent or any Parent Subsidiary alleging, any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.

(f)          Parent or a Parent Subsidiary has (i) caused all current and former employees and all other Persons involved in the conception, reduction to practice, creation or development of any Intellectual Property for Parent and the Parent Subsidiaries to execute a binding and enforceable agreement which includes provisions sufficient to ensure that Parent or a Parent Subsidiary is the sole and exclusive owner of any and all Intellectual Property conceived, reduced to practice, created or developed by such employees within the scope of or resulting from his or her employment with Parent or such Parent Subsidiary, or, in the case of a Person other than an employee, from the services such Person performs for Parent or a Parent Subsidiary; and (ii) caused all current employees and other Persons with access to any non-public Parent Intellectual Property to execute a binding and enforceable confidentiality agreement or other agreement that includes customary confidentiality terms sufficient to protect the proprietary interests of Parent or such Parent Subsidiary with respect to such Parent Intellectual Property. Copies of the forms of agreements referred to in the foregoing clauses (i) and (ii) (collectively, “Parent IP Agreements”) have been made available to Parent prior to the date hereof, and to the Knowledge of Parent, no material breach of any such agreement by the other party thereto has occurred or been threatened.

(g)          Except with respect to Contracts set forth on Section 4.18(g) of the Parent Disclosure Schedule and identified as such, neither Parent nor any Parent Subsidiary is obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(h)          Except as set forth on Section 4.18(h) of the Parent Disclosure Schedule, to the knowledge of Parent, there are no actions that must be taken within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a court or Governmental Entity (including the United States Patent and Trademark Office or similar foreign government agencies) or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the owned Parent Intellectual Property.

(i)          Except as set forth on Section 4.18 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has (i) entered into any Contract under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any of the Parent Intellectual Property, to any other Person, (ii) entered into any Contract under which it has, with respect to any of the Parent Intellectual Property, granted any license, sublicense, covenant not to sue, assert or exploit or (iii) entered into any Contract under which Parent or a Parent Subsidiary has granted any Person the right to bring a lawsuit for infringement or misappropriation of any of the Parent Intellectual Property.

(j)          None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by Parent or Merger Sub of their obligations hereunder, conflict or will conflict with, alter or impair, any of Parent’s or of a Parent Subsidiary’s or any rights in or to any Parent Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Parent Intellectual Property or otherwise trigger any additional payment obligations with respect to any Parent Intellectual Property.

Section 4.19         Parent Plans.

(a)          Section 4.19(a) of the Parent Disclosure Schedule sets forth each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (such as pension and 401(k) plans, and medical, life, and disability plans), and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, cafeteria plan, dependent care plan, supplemental retirement or other benefit plan, program or arrangement or any employment, termination, severance, retention, stay bonus or other contract, agreement, plan, program or arrangement for the benefit of any current or former employee, officer, director or independent contractor of Parent or any Parent Subsidiary (collectively, the “Parent Plans”) that Parent or a Parent Subsidiary maintains or makes contributions to or has any responsibility or liability for.

(b)          Parent has made available to the Company copies of: (i) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Laws in connection with each Parent Plan; (ii) if the Parent Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Plan assets, if any; (iii) the most recent summary plan description required under ERISA or any similar Law with respect to each Parent Plan; (iv) all material correspondence since January 1, 2015 to or from any Governmental Entity relating to any Parent Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Parent Plan intended to be qualified under Section 401(a) of the Code.

(c)          Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the U.S. Internal Revenue Service stating that such Parent Plan is so qualified. Each Company Parent Plan has been maintained in compliance with its terms and has been maintained in material compliance with all applicable Laws.

(d)          The execution and delivery of this Agreement and the consummation of the Transactions (i) will not materially increase the benefits payable by Parent or any Parent Subsidiary under any Parent Plan and (ii) will not result in any acceleration of the time of payment or vesting of any material benefits payable by Parent or any Parent Subsidiary under any Parent Plan.

(e)          Parent and the Parent Subsidiaries are in material compliance with all applicable Laws relating to the employment of its employees.

(f)          There is no agreement, plan, arrangement or other Contract covering any director or officer or other employee of Parent or any Parent Subsidiary, and no payments have been made or will be made to any director or officer or other employee of Parent or any Parent Subsidiary, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, result in any payment that will not be deductible by Parent or such Parent Subsidiary by reason of Section 280G of the Code, or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Laws).  Neither Parent nor any Parent Subsidiary is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(g)          Each individual who is classified by Parent as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Parent Plan.

Section 4.20         Labor Matters.

(a)          As of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to, nor does Parent or any Parent Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of Parent or any Parent Subsidiary. To the Knowledge of Parent, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting Parent, any Parent Subsidiary, or any of their respective employees. There is not now pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. Except as set forth on Section 4.20 of the Parent Disclosure Schedule, to the Knowledge of Parent, there is no material claim or material grievance pending or threatened relating to any employment contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of Parent or any of Parent Subsidiaries, including charges of unfair labor practices or harassment complaints.

(b)          Neither Parent nor any Parent Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law or issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law in the ninety (90) day period ending on the date of this Agreement, or incurred any liability or obligation under WARN Act or any similar state or local law that remains unsatisfied. Except with the prior written consent of the Company, no terminations prior to the Closing by Parent or any Parent Subsidiary will trigger any notice or other obligations under the WARN Act or similar state or local law.

(c)          Section 4.20(c)(i) of the Parent Disclosure Schedule contains a complete and accurate list of all employees of Parent and the Parent Subsidiaries (“Parent Employees”) and Contingent Workers of Parent as of the date of this Agreement, setting forth for each Parent Employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, number of stock options (including amounts vested and unvested), date of hire, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Merger or upon the termination of such employee. Section 4.20(c)(ii) of the Parent Disclosure Schedule also contains a complete and accurate list of all Contingent Workers of Parent, showing for each such Contingent Worker such individual’s role in Parent’s business and fee or compensation arrangements and any retention or severance payments that could be owed to such Contingent Worker in connection with the Merger or upon the termination of services of such Contingent Worker. Except as set forth on Section 4.20(c)(ii) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is delinquent in any payments to any Parent Employee or Contingent Worker of Parent for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Parent Employee or Contingent Worker of Parent.

Section 4.21         Environmental Matters. (a) Parent and the Parent Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required under Environmental Laws for the operation of its business; (b) there is no enforcement proceeding or Legal Proceeding relating to or arising from any noncompliance with, or Liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials) that is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary relating to any real property owned, operated or leased by Parent or a Parent Subsidiary; (c) since the Parent Lookback Date, neither Parent nor any Parent Subsidiary has received any written notice of, or entered into, any Judgment involving uncompleted, outstanding or unresolved Liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, or exposure of any Person to, any Hazardous Materials); and (d) neither the execution of this Agreement by Parent nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Entities, pursuant to any applicable Environmental Law. This Section 4.21 constitutes the sole and exclusive representation and warranty of Parent regarding environmental, health and safety matters, including, without limitation, all matters arising under Environmental Laws.

Section 4.22        Real Property.

(a)          Neither Parent nor any Parent Subsidiary owns any real property, has never owned any real property and is not party to any Contract to purchase any real property. Section 4.22 of the Parent Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from Parent or any Parent Subsidiary, or otherwise used or occupied by Parent or a Parent Subsidiary (the “Parent Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto.

(b)          Parent has made available to the Company true, correct and complete copies of all Lease Agreements granting a right in or relating to the Parent Leased Real Property; and there are no other Lease Agreements affecting the Parent Leased Real Property or to which Parent or a Parent Subsidiary is bound, other than those identified in Section 4.22 of the Parent Disclosure Schedule. All such Lease Agreements are legally valid and enforceable in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing material default, or event of default (or event which with notice or lapse of time, or both, would constitute a material default), and no rentals are past due. Neither Parent nor any Parent Subsidiary has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Parent and the Parent Subsidiaries currently occupy all of the Parent Leased Real Property for the operation of its business.

Section 4.23        Taxes.

(a)          Except as set forth on Section 4.23 of the Parent Disclosure Schedule, Parent and the Parent Subsidiaries have filed all income and other material Tax Returns required to be filed, and each such Tax Return is true, correct and complete in all material respects. Except as set forth on Section 4.23 of the Parent Disclosure Schedule, all Taxes due and owing by Parent or any Parent Subsidiary (whether or not shown on any Tax Return) have been paid or will be paid prior to the Closing. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets or property of Parent or any Parent Subsidiary.

(b)          Except as set forth on Section 4.23 of the Parent Disclosure Schedule, since the Parent Lookback Date, neither Parent nor any Parent Subsidiary has received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review of any Taxes or Tax Returns of Parent or any Parent Subsidiary, (ii) written request for information related to Taxes or Tax Returns of Parent or any Parent Subsidiary, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against Parent or any Parent Subsidiary by any Taxing Authority.

(c)          Neither Parent nor any Parent Subsidiary is (nor has it ever been) a party to or bound by any Tax allocation or sharing agreement (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements). Neither Parent nor any Parent Subsidiary (i) has been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was Parent), and (ii) had, and does not have any, liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor.

(d)          Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made and delivered to Parent or any Parent Subsidiary by a Taxing Authority in a jurisdiction where Parent or such Parent Subsidiary does not file Tax Returns that Parent or such Parent Subsidiary is or may be subject to taxation by that jurisdiction or that Parent or any Parent Subsidiary must file Tax Returns in such jurisdiction.

(e)          Parent and the Parent Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)          Parent has not knowingly taken any action (or failed to take any action) that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g)          Parent has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4.

Section 4.24         Proxy Statement. The Proxy Statement, at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Parent stockholders and at the time of the Parent Stockholder Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and will include a recommendation by the Parent Board to vote in favor of the Parent Stockholder Matters.

Section 4.25         Corporate Books and Records. The corporate minute books of Parent and the Parent Subsidiaries contain, in all material respects, accurate records of all meetings and accurately reflect, in all material respects, all other actions taken by the stockholders, the Parent Board, the board of directors of any Parent Subsidiary and all committees thereof. Complete and accurate copies of all corporate minutes of Parent since January 1, 2015, have been provided by Parent to the Company.

Section 4.26         Approval Required. The Parent Stockholder Approval is the only vote of the stockholders of Parent necessary to approve the Parent Stockholder Matters.

Section 4.27         Valid Issuance. The shares of Parent Stock to be issued as Merger Consideration will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and non-assessable. The Parent Common Stock that will be issuable upon conversion of the New Preferred Stock will have been duly authorized and reserved for issuance.

Article V

COVENANTS

Section 5.01         Conduct of Business.

(a)          Except as expressly permitted or required by this Agreement, as required by applicable Law or as set forth in Section 5.01(a) of the Company Disclosure Schedule (provided that no information disclosed in any section or subsection of the Company Disclosure Schedule other than Section 5.01(a) thereof will be deemed disclosed under Section 5.01(a) thereof), during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, the Company shall (i) conduct its businesses only in the ordinary course of business and (ii) use commercially reasonable efforts to (A) maintain and preserve intact its present lines of business and goodwill associated therewith, (B) maintain in effect all of its material foreign, federal, state and local Company Permits, (C) maintain its rights and franchises and preserve satisfactory relationships with Governmental Entities and employees and material customers, suppliers, distributors, contractors, creditors, licensors, licensees and others having material business relationships with the Company, (D) keep available the services of its present directors and officers and (E) comply in all material respects with all applicable Laws.

(b)          Without limiting the generality of the foregoing, except as set forth in Section 5.01(a) of the Company Disclosure Schedule or as expressly permitted or required by this Agreement or as required by applicable Law, the Company shall not directly or indirectly do any of the following without the prior written consent of Parent:

(i)          issue, sell or grant, or authorize the issuance, sale or grant of, any Company Securities;

(ii)         redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Securities;

(iii)        (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, (whether in cash, stock, property or any combination thereof) any shares of its capital stock or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv)        incur, create, assume, suffer to exist or otherwise become liable with respect to any Indebtedness;

(v)         make any loans, advances or capital contributions to, or investments in, any other Person;

(vi)        sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Encumbrance on (A) any Company Intellectual Property or (B) any of its properties, securities, interests, businesses or assets, except (x) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement, or (y) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company;

(vii)       make any capital expenditures or incur any obligations or liabilities in respect thereof in an amount in excess of $5,000 in the aggregate;

(viii)      make any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any material portion of the assets or business or business division of any other Person;

(ix)         except as required to ensure that an Company Plan is in compliance with applicable Law or to comply with the terms of any Company Plan, (A) increase in any material respect the compensation, bonuses, fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any of the directors, officers, employees, former employees or consultants of the Company, except, in the case of employees that are not officers or members of the Company Board, increases in salaries, wages and benefits of employees made in the ordinary course of business; (B) except as contemplated by this Agreement, adopt, enter into, terminate or amend any Company Plan (including changes with respect to funding obligations thereof);

(x)          (A) grant any severance, change of control, retention or termination benefits to any director, officer, employee, former employee or consultant of the Company, except in the ordinary course of business with respect to an employee or independent contractor who is not a member of the Company Board or an executive officer of the Company; (B) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan, except as provided in this Agreement; (C) hire any officer or other employee, except to replace existing officers or employees in the ordinary course of business; (D) terminate the employment of any director, officer, employee or consultant of the Company, except in the ordinary course of business;

(xi)         make any change to its methods of accounting, except as required by GAAP, as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xii)        except as required by applicable Law, make or change any material Tax election that is inconsistent with the Company’s past practice, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any closing agreement with respect to a material Tax, or settle any material Tax claim, audit or assessment;

(xiii)       settle, or offer or propose to settle, any Legal Proceeding (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice);

(xiv)      (A) amend or modify in any material respect or terminate any Company Material Contract or waive, release or assign any material rights under a Company Material Contract or (B) except in the ordinary course of business, enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract;

(xv)       amend the Governing Documents of the Company;

(xvi)      form any Subsidiary;

(xvii)     adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(xviii)    take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions;

(xix)       conduct any research or development activities, including the conduct of any clinical trial or study, except for research and development activities related to the goods and services of the Company in the ordinary course of business;

(xx)        agree, resolve or commit to take any of the foregoing actions; or

(xxi)      engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Section 5.01.

(c)          Except as expressly permitted or required by this Agreement, as required by applicable Law or as set forth in Section 5.01(c) of the Parent Disclosure Schedule (provided that no information disclosed in any section or subsection of the Parent Disclosure Schedule other than Section 5.01(c) thereof will be deemed disclosed under Section 5.01(c) thereof), during the period from the date of this Agreement until the Effective Time, unless the Company otherwise consents in writing, Parent and the Parent Subsidiaries shall (i) conduct their respective businesses only in the ordinary course of business and (ii) use reasonable best efforts to (A) maintain and preserve intact their respective present lines of business and goodwill associated therewith, (B) maintain in effect all of their material foreign, federal, state and local Permits, (C) maintain their rights and franchises and preserve satisfactory relationships with Governmental Entities and employees and material customers, suppliers, distributors, contractors, creditors, licensors, licensees and others having material business relationships with Parent and the Parent Subsidiaries, (D) keep available the services of its present directors and officers and (E) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except as set forth in Section 5.01(c) of the Parent Disclosure Schedule or as expressly permitted or required by this Agreement or as required by applicable Law, neither Parent nor any Parent Subsidiary shall directly or indirectly do any of the following without the prior written consent of the Company:

(i)          issue, sell or grant, or authorize the issuance, sale or grant of, any Parent Securities or Parent Subsidiary Securities;

(ii)         redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Parent Securities or Parent Subsidiary Securities;

(iii)        incur, create, assume, suffer to exist or otherwise become liable with respect to any Indebtedness;

(iv)        amend the Governing Documents of Parent in a manner that would result in a Parent Material Adverse Effect; provided, that Parent may cause its certificate of incorporation to be amended in connection with a reverse split of the outstanding Parent Common Stock;

(v)         form any new Subsidiary;

(vi)        adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary;

(vii)       take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the Transactions;

(viii)      conduct any research or development activities, including the conduct of any clinical trial or study, except for research and development activities related to the products or services of Parent in the ordinary course of business as of the date hereof;

(ix)         make any loans, advances or capital contributions to, or investments in, any other Person;

(x)          sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Encumbrance on (A) any Parent Intellectual Property or (B) any of its properties, securities, interests, businesses or assets, except (x) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement, or (y) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of Parent or any Parent Subsidiary;

(xi)         make any capital expenditures or incur any obligations or liabilities in respect thereof in an amount in excess of $5,000 in the aggregate;

(xii)        make any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any material portion of the assets or business or business division of any other Person;

(xiii)       except as required to ensure that a Parent Plan is in compliance with applicable Law or to comply with the terms of a Parent Plan, (A) increase in any material respect the compensation, bonuses, fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any of the directors, officers, employees, former employees or consultants of Parent or any Parent Subsidiary, except, in the case of employees that are not officers or members of the Parent Board or increases in salaries, wages and benefits of employees made in the ordinary course of business; (B) except as contemplated by this Agreement, adopt, enter into, terminate or amend any Parent Plan (including changes with respect to funding obligations thereof);

(xiv)      (A) grant any severance, change of control, retention or termination benefits to any director, officer, employee, former employee or consultant of Parent or any Parent Subsidiary, except in the ordinary course of business with respect to an employee or independent contractor who is not a member of the Parent Board or an executive officer of Parent; (B) take any action to accelerate the vesting or payment of any compensation or benefit under any Parent Plan, except as provided in this Agreement; (C) hire any officer or other employee, except to replace existing officers or employees in the ordinary course of business; (D) terminate the employment of any director, officer, employee or consultant of Parent, except in the ordinary course of business;

(xv)        (A) adopt, enter into, terminate or amend any Parent Stock Plan, except as required by Law; or (B) grant any awards under any Parent Stock Plan;

(xvi)      make any change to its methods of accounting, except as required by GAAP, as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xvii)     except as required by applicable Law, make or change any material Tax election that is inconsistent with Parent’s or any Parent Subsidiary’s past practice, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, or enter into any closing agreement with respect to a material Tax, settle any material Tax claim, audit or assessment;

(xviii)    settle, or offer or propose to settle, any Legal Proceeding (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice);

(xix)       (A) amend or modify in any material respect or terminate any Parent Material Contract or waive, release or assign any material rights under a Parent Material Contract or (B) except in the ordinary course of business, enter into any Contract that would, if entered into prior to the date hereof, be a Parent Material Contract; or

(xx)        engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Section 5.01; or

(xxi)       agree, resolve or commit to take any of the foregoing actions.

Section 5.02         Company Member Approval. The Company shall obtain the Company Member Approval promptly after the date hereof.

Section 5.03         Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company on the one hand and Parent on the other hand shall, and shall direct and use their respective reasonable best efforts to cause their Representatives to, (i) afford to each other and their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to their books, Contracts, records, officers, employees, agents, properties, facilities and other assets, (ii) furnish promptly to each other and their respective Representatives such financial and operating data and such other information concerning their business and properties as such Persons may reasonably request, and (iii) instruct their Representatives to cooperate with any investigation of a party to this Agreement; provided that all such parties and their respective Affiliates and Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party. Until the Effective Time, the information provided will be subject to the terms of the confidentiality letter agreement, dated as of January 22, 2016 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, the parties shall not, and shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Merger and the other Transactions.

Section 5.04         Private Placement. The Company shall promptly take such actions and cause the holders of Company Units to provide all documentation, including investor questionnaires, reasonably requested by Parent to allow Parent to issue the Merger Shares to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act, including certifications to Parent: (a) that either (i) such holder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (ii) such holder is not and will not be, as of the Effective Time, an “accredited investor”, in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Merger Shares; and (iii) that the Merger Shares are being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six (6) months following the Closing.

Section 5.05         Preparation of the Proxy Statement; Stockholders Meeting.

(a)          Subject to receipt of Parent from the Company of the financial statements of the Company described in Schedule II required under the rules of the Exchange Act to be included in the Proxy Statement, as promptly as reasonably practicable following the date of this Agreement (and in any event within ten (10) Business Days after the date hereof), Parent shall prepare and file with the SEC the Proxy Statement, and the Company shall cooperate with Parent with the preparation of the foregoing. Parent, with the Company’s cooperation, shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement as soon as practicable following the date of filing. Parent will use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to Parent’s stockholders, in each case as promptly as practicable after the SEC confirms that it has no further comments on the Proxy Statement and (ii) ensure that the Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. The Company shall cooperate with Parent in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to Parent in writing upon request any and all information relating to the Company as may be required to be set forth in the Proxy Statement under applicable Law and, shall prepare and deliver any financial statements requested by the SEC in connection with preparation of the Proxy Statement. The Company agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to the Company or its Affiliates, officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent so that it may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of Parent.

(b)          In connection with Parent’s preparation and filing with the SEC of the Proxy Statement, Goodwin Procter LLP, counsel for the Company, shall, if required by applicable Law, as jointly determined in good faith by Troutman Sanders LLP, counsel to Parent, and Goodwin Procter LLP, opine on the accuracy of the disclosure contained in the portion of the Proxy Statement addressing the Tax considerations applicable to the Merger in a form required by applicable Law, as jointly determined in good faith by Troutman Sanders LLP and Goodwin Procter LLP. If the opinion required pursuant to this Section 5.05(b) directly addresses the tax-deferred nature of the Merger under Section 368 of the Code and/or Section 351 of the Code, then, if requested by Goodwin Procter LLP, Troutman Sanders LLP, counsel for Parent, shall deliver an identical opinion. In rendering such opinion, Goodwin Procter LLP and Troutman Sanders LLP, if applicable, may require and shall be entitled to rely upon representations of officers of Parent and the Company reasonably satisfactory in form and substance to such counsel.

(c)          Parent shall, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or that Parent may commence mailing the Proxy Statement for the purpose of voting on the approval of the issuance of the Merger Consideration to comply with NASDAQ Rule 5635(a) in accordance with applicable Law, Parent’s Governing Documents and the NASDAQ rules, duly give notice of, convene and hold a meeting of its stockholders to consider the adoption of the Parent Stockholder Matters and such other matters as may be then legally required (including any adjournment or postponement thereof, the “Parent Stockholders Meeting”). Any adjournment, delay or postponement of the Parent Stockholders Meeting shall require the prior written consent of the Company.

Section 5.06         Mutual Non-Solicitation.

(a)          No Solicitation by the Company.

(i)          Unless and until this Agreement is terminated in accordance with the provisions of Article VII, without the prior written consent of Parent, neither the Company nor any Representative of the Company shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (C) furnish to any Person other than Parent or Merger Sub any non-public information that could reasonably be expected to be used for the purposes of formulating any Acquisition Proposal, (D) waive, terminate, modify or release any Person (other than Parent and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, or (E) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to obtaining the Company Member Approval, the Company may take the following actions in response to an unsolicited bona fide written Acquisition Proposal received by the Company or its Representatives after the date hereof that the Company Board has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Company Superior Proposal: (1) furnish nonpublic information regarding the Company to the Person making the Acquisition Proposal to the Company (a “Company Qualified Bidder”) and (2) engage in discussions or negotiations with the Company Qualified Bidder and its representatives with respect to such Acquisition Proposal; provided that (w) the Company receives from the Company Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.06 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Parent for informational purposes only), (x) the Company contemporaneously supplies to Parent any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Parent, (y) the Company has not breached this Section 5.06, and (z) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such actions would be inconsistent with the fiduciary duties of the Company Board under applicable Laws.

(ii)         Except as otherwise provided in Section 5.06(a)(iii), neither the Company Board nor any committee of the Company Board shall fail to make, withhold, withdraw, amend, change, qualify or publicly propose to withhold, withdraw, amend, change or qualify in a manner adverse to Parent, the recommendation by the Company Board to the members of the Company to vote in favor and adopt the matters set forth in the Company Member Approval, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of any Acquisition Proposal within ten (10) Business Days after the public announcement of any such Acquisition Proposal, approve, adopt, recommend or propose publicly to approve, adopt or recommend any Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(iii)        Notwithstanding the foregoing, if at any time prior to obtaining the Company Member Approval, the Company receives a bona fide, unsolicited Acquisition Proposal that the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, and the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such Company Change of Recommendation or enter into such definitive agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Laws, the Company Board may (A) effect a Company Change of Recommendation, and/or (B) enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement; provided, however that the Company shall not take any action pursuant to the foregoing clause (B), and any entry into an agreement or purported termination of this Agreement pursuant to the foregoing clause (B) shall be void and of no force or effect, unless the Company has complied with this Section 5.06 and the Company pays the fee set forth in and in accordance with Section 7.03; provided further, however, that such actions in the foregoing clauses (A) and (B) may only be taken at a time that is after (I) the fifth (5th) Business Day following Parent’s receipt of written notice from the Company that the Company Board and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Acquisition Proposal), and (B) at the end of such period, the Company Board and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Parent and after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such five (5) Business Day period (the “Company Notice Period”), Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revision to the terms of any Superior Proposal, including any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Company Notice Period subsequent to the time that the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions).

(iv)        Nothing in this Section 5.06 shall prohibit the Company Board from making any disclosure to the members of the Company, if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Laws.

(b)          No Solicitation by Parent.

(i)          Unless and until this Agreement is terminated in accordance with the provisions of Article VII, without the prior written consent of the Company, none of Parent, its Subsidiaries or any Representative of Parent or any of its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (C) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Acquisition Proposal, (D) waive, terminate, modify or release any Person (other than the Company and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, or (E) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the approval of the Parent Stockholder Matters at the Parent Stockholder Meeting, Parent may take the following actions in response to an unsolicited bona fide written Acquisition Proposal received by Parent or its Representatives after the date hereof that the Parent Board has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal: (1) furnish nonpublic information regarding Parent to the Person making the Acquisition Proposal (a “Parent Qualified Bidder”); and (2) engage in discussions or negotiations with the Parent Qualified Bidder and its representatives with respect to such Acquisition Proposal; provided that (w) Parent receives from the Parent Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Parent to comply with the terms of this Section 5.06 (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to the Company for informational purposes only), (x) Parent contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) Parent has not breached this Section 5.06, and (z) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with the fiduciary duties of the Parent Board under applicable Laws.

(ii)         Except as otherwise provided in Section 5.06(b)(iii), neither the Parent Board nor any committee of the Parent Board shall fail to make, withhold, withdraw, amend, change, qualify or publicly propose to withhold, withdraw, amend, change or qualify in a manner adverse to the Company, the recommendation by the Parent Board that the stockholders of Parent vote in favor and adopt the Parent Stockholder Matters, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of an Acquisition Proposal within ten (10) Business Days after the public announcement of any such Acquisition Proposal, approve, adopt, recommend or propose publicly to approve, adopt or recommend any Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a “Parent Change of Recommendation”).

(iii)        Notwithstanding the foregoing, if at any time prior to the approval of the Parent Stockholder Matters at the Parent Stockholder Meeting, Parent receives a bona fide, unsolicited Acquisition Proposal that the Parent Board concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, and the Parent Board determines in good faith (after consultation with outside legal counsel) that failure to make such Parent Change of Recommendation or enter into such definitive agreement would be inconsistent with the fiduciary duties of the Parent Board under applicable Laws, the Parent Board may (A) effect a Parent Change of Recommendation, and/or (B) enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement; provided, however that neither Parent nor Merger Sub shall not take any action pursuant to the foregoing clause (B), and any entry into an agreement or purported termination of this Agreement pursuant to the foregoing clause (B) shall be void and of no force or effect, unless Parent has complied with this Section 5.06 and Parent pays the fee set forth in and in accordance with Section 7.03; provided further, however, that such actions in the foregoing clauses (A) and (B) may only be taken at a time that is after (I) the fifth (5th) Business Day following the Company’s receipt of written notice from Parent that the Parent Board and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Acquisition Proposal), and (II) at the end of such period, the Parent Board and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by the Company and after consultation with Parent’s outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such five (5) Business Day period (the “Parent Notice Period”), the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revision to the terms of any Superior Proposal, including any revision in price, the Parent Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Parent Notice Period subsequent to the time that Parent notifies the Company of any such material revision (it being understood that there may be multiple extensions).

(iv)        Nothing in this Section 5.06 shall prohibit Parent from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal, respectively, or from Parent Board making any disclosure to the Parent Stockholders if, in the good faith judgment of the Parent Board, after consultation with its outside legal counsel, that failure to take such action or make such disclosure would be inconsistent with its fiduciary duties under applicable Laws.

(c)          Both the Company and Parent shall notify the other as promptly as practicable, and in no event later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal received by Parent or the Company, as applicable, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both the Company and Parent shall keep the other fully informed, on a current basis, of the status and material developments (including any changes to the terms) of such Acquisition Proposal.

(d)          The Company and Parent shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, and shall use commercially reasonable efforts to cause any such Person (or its agents or advisors) in possession of non-public information in respect of the Company, Parent or any Subsidiaries of Parent that was furnished on or behalf of the Company or Parent (as applicable) to return or destroy (and confirm destruction of) all such information. The Company and Parent agree that any breach of this Section 5.06 by any Subsidiary, Affiliate or Representative of the Company or Parent shall constitute a breach of this Section 5.06 by the Company or Parent, as applicable.

(e)          Neither the Company nor Parent will exempt any Persons for any state takeover Law or waive the provisions of Section 203 of the DGCL, except in connection with a Superior Proposal.

Section 5.07         Consents. The Company shall obtain all necessary consents, waivers and approvals of any parties to any Contracts and/or Company Permits, and give all necessary notices to such parties, as are required thereunder in connection with the Merger or for any such Contracts or Company Permits to remain in full force and effect, all of which are required to be listed in Section 5.07(a) of the Company Disclosure Schedule so as to preserve all rights of, and benefits to, the Company under such Contract or Permit from and after the Effective Time (the “Company Required Consents”). The Company Required Consents shall be in a form reasonably satisfactory to Parent, and the Company shall consult with Parent and provide Parent with an opportunity to participate in the discussions with each counterparty to a Company Required Consent. Parent shall obtain all necessary consents, waivers and approvals of any parties to any Contracts and/or Parent Permits, and give all necessary notices to such parties, as are required thereunder in connection with the Merger or for any such Contracts or Parent Permits to remain in full force and effect, all of which are required to be listed in Section 5.07(a) of the Parent Disclosure Schedule so as to preserve all rights of, and benefits to, Parent under such Contract or Permit from and after the Effective Time (the “Parent Required Consents”). The Parent Required Consents shall be in a form reasonably satisfactory to the Company, and Parent shall consult with the Company and provide the Company with an opportunity to participate in the discussions with each counterparty to a Parent Required Consent.

Section 5.08         Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party to this Agreement shall be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of such party, its subsidiaries or Affiliates, (b) the imposition of any limitation on the ability of such party, its subsidiaries or Affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses, or (c) the imposition of any impediment on such party, its subsidiaries or Affiliates under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices. Nothing herein shall require Parent or the Company to litigate with any Governmental Entity.

Section 5.09         Employment Arrangements.

(a)          The Company shall cause each employment agreement or other arrangement listed on Section 5.09(a) of the Company Disclosure Schedule to be terminated at or prior to the Effective Time, and Parent shall enter into the Employment Agreements.

(b)          Following the date of this Agreement Parent shall use commercially reasonable efforts to assist the Company in identifying the Parent Employees who should be retained by Parent following the Effective Time.  Effective no later than immediately prior to the Effective Time, Parent shall terminate all Parent Employees, except those designated by written notice by the Company (the “Continuing Employees”), which notice shall be provided to Parent no later than five (5) Business Days prior to the Effective Time.  Parent shall require any Parent Employees that are not a Continuing Employees to execute a separation agreement or similar document, including valid release of claims, in a form reasonably satisfactory to the Company as a condition to the receipt of severance paid by the Parent.

Section 5.10         Listing. Parent shall use commercially reasonable efforts to maintain its existing listing on the NASDAQ Capital Market and cause the shares of Parent Common Stock issued as Merger Consideration to be approved for listing on the NASDAQ Capital Market at or within a reasonable period of time after the Effective Time.

Section 5.11         Directors and Officers. Prior to the Effective Time, Parent will take all necessary action to:

(a)          Cause the number of members of the Parent Board to be fixed at seven (7);

(b)          To cause, concurrently with the Effective Time:

(i)          In the event that immediately following the issuance of Merger Shares at the Effective Time pursuant to Section 2.08, Section 2.08(c) and Section 2.09, but without giving effect to the New Preferred Stock Financing, the Company Percentage will be equal to or less than 55.0%, (A) two (2) of such directors to be persons designated by the Company who are identified as “Company Director Designees” on Schedule III (as such schedule may be amended by the Company at any time prior to a date two (2) Business Days before the Effective Time) (the “Company Director Designees”), (B) two (2) of such directors to be persons designated by the current Parent Board who are identified as “Parent Director Designees” on Schedule III (the “Parent Director Designees”), (C) two (2) of such directors to be persons designated by the holders of New Preferred Stock immediately following the New Preferred Stock Financing, who are identified as “Investor Director Designees” on Schedule III (the “Investor Director Designees”), and (D) one (1) such director to be a person not otherwise an Affiliate of any party to this Agreement or any purchaser of New Preferred Stock (the “Independent Designees”);

(ii)         In the event that immediately following the issuance of Merger Shares at the Effective Time pursuant to Section 2.08, Section 2.08(c) and Section 2.09, but without giving effect to the New Preferred Stock Financing, the Company Percentage will be greater than 55.0%, (A) three (3) of such directors to be Company Director Designees, (B) two (2) of such directors to be Parent Director Designees, and (C) two (2) of such directors to be Investor Director Designees;

(c)          to obtain the necessary resignations of the directors of Parent serving immediately prior to the Effective Time who are not among the directors designated above, which resignations will be effective concurrently with the effectiveness of the elections referred to in clauses (a) and (b); and

(d)          to cause the officers of Parent to be as of the Effective Time those persons identified as such on Schedule IV (as such schedule may be mutually agreed by the parties at any time prior to a date that is two (2) Business Days before the Effective Time).

If any Company Director Designee or Investor Director Designee is, prior to the Effective Time, unable or unwilling to hold office beginning concurrently with the Effective Time, the Persons entitled to designate such designee in accordance with Section 5.11(b) will designate another to be appointed as a director in his or her place; provided such person will comply with the applicable NASDAQ Capital Market rules and NASDAQ listing requirements.

If any Parent Director Designee is, prior to the Effective Time, unable or unwilling to hold office beginning concurrently with the Effective Time, the current Parent Board will designate another to be appointed as a director in his or her place; provided such person will comply with the applicable NASDAQ Capital Market rules and NASDAQ listing requirements.

Section 5.12         Indemnification of Officers and Directors.

(a)          From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Entity to, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, manager or officer of Parent or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including fees and disbursements of legal counsel, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, manager or officer of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, other applicable Law or the applicable Governing Documents, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)          The Governing Documents of Parent shall contain, and Parent shall cause the Governing Documents of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former managers and officers of the Company than are presently set forth in the Governing Documents of the Company which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company.

(c)          Prior to the Closing, the Company shall obtain and pay for coverage to be extended through the purchase of “tail” insurance coverage with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the managers and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Liabilities of the Company as of the Effective Time. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Entity nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy. If such “tail” coverage has been obtained at or prior to the Effective Time, Parent shall, and shall cause the Surviving Entity to, cause such coverage to remain in full force and effect for its full term, and continue to honor the obligations thereunder.

(d)          Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.12 in connection with their enforcement of their rights provided in this Section 5.12 but only if and to the extent that such persons are successful on the merits of such enforcement action.

(e)          The provisions of this Section 5.12 are intended to be in addition to the rights otherwise available to the current and former officers, managers and directors of Parent and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)          In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 5.12.

Section 5.13         Tax Matters.

(a)          Sellers shall prepare and timely file (or, to the extent Sellers are not legally permitted or are otherwise unable to file such Tax Returns, Parent shall timely file as prepared by Sellers) all Tax Returns of the Company that are required to be filed after the Closing Date relating to a Tax period of the Company ending on or prior to the Closing, and all such Tax Returns shall be prepared in accordance with applicable Law and past practices of the Company (to the extent such practices are consistent with applicable Law). Further, Sellers shall be responsible for, and shall timely pay, all Taxes due and owing relating to all Tax periods ending on or prior to the Closing.

(b)          Unless the parties agree the Merger does not qualify for the Intended Tax Treatment, (i) each of the parties hereto agree to use reasonable best efforts not to take any action (or fail to take any action), either prior to or following the Closing that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of the parties hereto shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) Parent intends to continue the historic business of the Company after the Closing or use at least a significant portion of the Company’s historic business assets in a business within Parent’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)), (iv) Parent has no present plan or intention to sell, transfer or otherwise dispose of any of its membership interest in the Surviving Entity following the Merger, and shall not sell, transfer or otherwise dispose of any of its member interest in the Surviving Entity prior to the date that is three years after the Effective Time, and (v) Parent has no present plan or intention to cause the Surviving Entity to issue additional equity interests in the Surviving Entity following the Merger, that in either case would result in Parent’s not having “control” of the Surviving Entity within the meaning of Section 368(c) of the Code.  Neither Parent nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent has any plan or intention to redeem or reacquire, either directly or indirectly, any of the Merger Shares issued to the Sellers in the Merger specifically.

(c)          Parent shall receive a properly executed statement, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by an officer of the Company, and in form and substance reasonably satisfactory to Parent, certifying that interests in the Company, including Company Units, do not constitute “United States real property interests” under Section 897(c) of the Code and the Company shall have provided notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(d)          From the date hereof, through, and after the Closing, Sellers, Parent, Company, and the Surviving Entity shall reasonably cooperate and shall provide such assistance to the other party, and make available to the other party, as reasonably requested, the books and records, documents, information or data, in each case relating to Taxes of the Company or Parent, as applicable, for taxable periods ending on or prior to the Closing Date, including with respect to any “loss transaction” as defined in Treasury Regulation Section 1.6011-4, for purposes of preparing or reviewing Tax Returns, for complying with or representing the Company’s, the Surviving Entity’s, or Parent’s interests in any Tax controversy or other investigative demand by a Governmental Authority, for financial reporting or other SEC reporting purposes, or for any other legitimate Tax-related reason not injurious to the other party, including with respect to making Tax representations in connection with any future transactions.

Section 5.14         Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall give the other party the opportunity to participate in the defense or settlement of any stockholder or member litigation relating to this Agreement or any of the Transactions, and shall not settle any such litigation without the other party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

Section 5.15         Section 16 Matters. Prior to the Closing, the Parent Board shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any acquisitions and/or dispositions of equity securities of Parent resulting from the Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Transactions) with respect to equity securities of Parent.

Section 5.16         Form S-3

(a)          Parent agrees to promptly file with the SEC a “shelf” registration statement on Form S-3 or other appropriate form in connection with the registration under the Securities Act of the Registrable Securities (the “Registration Statement”) as soon as Parent is eligible to use Form S-3 following the Effective Time, but in no event later than the date following the earlier of (x) the date that Parent files its annual report on Form 10-K for the year ended December 31, 2016 with the SEC and (y) March 30, 2017. Parent shall maintain the effectiveness of such Registration Statement thereafter for a period of two years after such Registration Statement is declared effective by the SEC.

(b)          In connection with the filing of the Registration Statement on Form S-3, Parent shall, as expeditiously as reasonably possible:

(i)          prepare and file with the SEC such amendments and supplements to such Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all Registrable Securities covered by such Registration Statement;

(ii)         furnish to the holders selling such Registrable Securities (the “Selling Holders”) such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(iii)        use its commercially reasonable efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Selling Holders; provided that Parent shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv)        promptly make available for inspection by the Selling Holders, any managing underwriters participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Holders, all financial and other records, pertinent corporate documents, and properties of Parent, and cause Parent’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(v)         notify each Selling Holder, promptly after Parent receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(vi)        after such Registration Statement becomes effective, notify each Selling Holder of any request by the SEC that Parent amend or supplement such registration statement or prospectus.

(c)          All expenses incurred in connection with registrations, filings, or qualifications pursuant to this Section 5.16, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Parent shall be borne and paid by Parent and underwriting discounts and commissions relating to Registrable Securities covered by such registration statement shall be borne pro rata by the Selling Holders.

(d)          In connection with the disposition of any Registrable Securities under the Registration Statement pursuant to Section 5.16:

(i)           To the extent permitted by law, Parent will indemnify and hold harmless each Selling Holder, and the partners, members, officers, directors, and stockholders of each such Selling Holder and any underwriter (as defined in the Securities Act) for each such Selling Holder; and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and Parent will pay to each such Selling Holder, underwriter, controlling Person, or other aforementioned Person any reasonable legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.16(d) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Parent, which consent shall not be unreasonably withheld, nor shall Parent be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Selling Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(ii)         To the extent permitted by law, each Selling Holder, severally and not jointly, will indemnify and hold harmless Parent, and each of its directors, each of its officers who has signed the Registration Statement, each Person (if any), who controls Parent within the meaning of the Securities Act, legal counsel and accountants for Parent, any underwriter (as defined in the Securities Act), any other Holder selling securities in such Registration Statement, and any controlling Person of any such underwriter or other Selling Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Selling Holder expressly for use in connection with such registration; and each such Selling Holder will pay to Parent and each other aforementioned Person any reasonable legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.16(d) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Selling Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Selling Holder by way of indemnity or contribution under Section 5.16(d) exceed the proceeds from the offering received by such Selling Holder (net of any selling expenses paid by such Selling Holder), except in the case of fraud or willful misconduct by such Selling Holder.

Article VI

CONDITIONS TO THE MERGER

Section 6.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)          Each of the Company Member Approval and Parent Stockholder Approval shall have been obtained.

(b)          No Governmental Order or any other Law shall have been adopted, issued, enacted, promulgated, enforced or entered by any Governmental Entity that remains in effect and which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger and the other Transactions.

(c)          No Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Entity in which such Governmental Entity indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent, Merger Sub or the Company any damages or other relief that may be material to Parent or the Company; or (c) seeking to prohibit or limit in any material and adverse respect a party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Parent.

(d)          Parent and the Persons listed on Exhibit A attached hereto shall have executed the Employment Agreements.

(e)          The New Preferred Stock Financing shall have been consummated.

(f)          The existing shares of Parent Common Stock shall have been continually listed on the NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, and the shares of Parent Common Stock issued in connection with the Merger shall have been approved for listing (subject only to notice of issuance) on The NASDAQ Global Market or The NASDAQ Capital Market, effective at the Effective Time.

Section 6.02         Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company, to the extent permitted by applicable Law, on or prior to the Effective Time of, the following conditions:

(a)          The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(b)          Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)          There shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)          Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied.

(e)          Parent shall have obtained the Parent Required Consents.

(f)          The Parent Board shall have been expanded in accordance with Section 5.11(a) and the appropriate designees appointed to the Parent Board in accordance with Section 5.11(b).

(g)          The counterparties set forth on Section 6.02(f) of the Company Disclosure Schedules shall have agreed to reduce the aggregate Liabilities of the Company to the amount set forth under the heading “New Outstanding Indebtedness.”

(h)          A Certificate of Amendment to Parent’s certificate of incorporation setting forth the Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware and be in full force and effect.

(i)          Parent shall have delivered to the Company a Lock-Up Agreement executed by Parent and each stockholder of Parent set forth on Schedule V attached hereto.

(j)          Parent shall have no outstanding Parent Closing Indebtedness as of immediately prior to the Effective Time.

(k)          Parent shall have delivered to the Company a counterpart signature page executed by Parent to each Lock-Up Agreement described in Section 6.03(f).

(l)          Parent shall not have sold or issued, or entered into any agreement, commitment or arrangement to sell or issue, any New Preferred Stock except for (i) the New Preferred Stock issuable upon the conversion of Parent Stockholder Indebtedness and (ii) the New Preferred Stock sold and issued in the New Preferred Stock Financing.

(m)          Parent shall have removed all Tax assessments and cleared all Tax delinquencies set forth on Section 4.23 of the Parent Disclosure Schedule (including all interest and penalties) with no further obligation or Liability of Parent with respect thereto.

(n)          Parent shall have performed and complied with its obligations under Section 5.09(b) and shall have terminated all Parent Employees other than the Continuing Employees and all severance, retention, change of control, COBRA or other payments with respect to such Parent Employees shall have been either paid in full by Parent prior to Closing or included as a Liability of Parent in the Parent Working Capital Deficit.

Section 6.03         Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:

(a)          The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

(b)          The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          There shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)          The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.03(a), 6.03(b) and 6.03(c) have been satisfied.

(e)          The Company Unit Recapitalization shall have been effectuated.

(f)          The Company shall have delivered to Parent a counterpart signature page to the Lock-Up Agreement executed by Sellers holding at least a majority of the outstanding Merger Shares immediately following the Effective Time.

(g)          The Company shall have obtained the Company Required Consents.

Section 6.04         Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s willful and material breach of any provision of this Agreement or the willful and material breach of its obligation to use its reasonable best efforts to consummate the Merger and the other Transactions. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act by an officer or other senior executive of the applicable party, which act or failure to act constitutes in and of itself a material breach of this Agreement, and which breach was the conscious object of the act or failure to act.

Article VII

TERMINATION

Section 7.01         Termination. Subject to Section 7.02, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)          by mutual written consent of the Company and Parent;

(b)          by either the Company or Parent, if the Merger has not been consummated by the date that is six (6) months following the date of this Agreement, or such other date, if any, as the Company and Parent shall agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)          by either the Company or Parent, if any Judgment, statute, Law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 6.01(b) shall be in effect and shall have become final and non-appealable;

(d)          by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) and (ii) is incapable of being cured or has not been cured by Parent within thirty (30) calendar days after written notice has been given by the Company to Parent of such breach or failure to perform;

(e)          by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or (b) and (ii) is incapable of being cured or has not been cured by the Company within thirty (30) calendar days after written notice has been given by Parent to the Company of such breach or failure to perform;

(f)          by the Company (at any time prior to Parent obtaining Parent Stockholder Approval) if a Parent Triggering Event shall have occurred;

(g)          by Parent (at any time prior to the Company obtaining Company Member Approval) if a Company Triggering Event shall have occurred;

(h)          by Parent in connection with Parent entering into a definitive agreement to effect a Superior Proposal with respect to Parent; or

(i)          by the Company in connection with the Company entering into a definitive agreement to effect a Superior Proposal with respect to the Company.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 7.02         Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void except for this Section 7.02, Section 7.03 and Article VIII, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful or intentional breach of a covenant of this Agreement prior to such termination. In addition, the Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 7.03         Expenses; Termination Fees.

(a)          Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses.

(b)          (i)          If this Agreement is terminated by the Company or Parent pursuant to Section 7.01(f) or Section 7.01(h), respectively, Parent shall pay to the Company, by wire transfer of immediately available funds within three Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $256,500.

(ii)         If this Agreement is terminated by Parent or the Company pursuant to Section 7.01(g) or Section 7.01(i), respectively, the Company shall pay to Parent, by wire transfer of immediately available funds within three Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $256,500.

(c)          Each party hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Merger and the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to pay when due any amount payable by such party under Section 7.03(a) or Section 7.03(b), then (i) such party shall reimburse the other party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 7.03, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Article VIII

MISCELLANEOUS

Section 8.01         Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02         Entire Agreement; Assignment.     This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the annexes and exhibits hereto, together with the other instruments referred to therein, including the Employment Agreements (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any party hereto (whether by operation of law or otherwise), other than with the prior written consent of Parent, Merger Sub and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.02 shall be void.

Section 8.03         Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

If to Parent or Merger Sub, to:

Transgenomic, Inc.

12325 Emmet Street

Omaha, NE 68164

Attention: Paul Kinnon

Email: pkinnon@transgenomic.com

Facsimile: (402) 452-5401

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, VA 23219

Attention: John Owen Gwathmey

Email: johnowen.gwathmey@troutmansanders.com

Facsimile: (804) 698-5174

If to the Company, to:

Precipio Diagnostics, LLC

4 Science Park

New Haven, CT 06511

Attention: Ilan Danieli, Chief Executive Officer

Email: idanieli@precipiodx.com

Facsimile: (203) 901-1289

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:	Stephen M. Davis
Andrew Goodman
Email:	SDavis@goodwinlaw.com
AGoodman@goodwinlaw.com
Facsimile:	(646) 558-4078
(212) 937-3172

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.04         Public Announcements. No party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of Parent and the Company, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case the parties hereto shall use their reasonable best efforts to allow Parent to review such press release, announcement or communication prior to its issuance, distribution or publication, (b) except for disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions or thereby or (c) except for disclosure made in connection with the Proxy Statement or the Parent Stockholder Meeting or otherwise required by the Securities Act, the Exchange Act or the rules of NASDAQ.

Section 8.05         Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)          Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c)          Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.05 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in Section 8.03. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.06         Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

Section 8.07         Exhibits and Schedules. All Exhibits and Schedules or other documents expressly referenced in this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on any Schedule referenced by a particular representation and warranty in this Agreement shall be deemed to have been disclosed with respect to other representations and warranties in this Agreement to the extent such item is disclosed in a way as to make its relevance to such other representations and warranties reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 8.08         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the holders of Company Securities as of immediately prior to the Effective Time shall be third-party beneficiaries of Section 5.13Section 5.13(b)(iv) with the right to enforce the covenants and obligations of Parent set forth therein.

Section 8.09         Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 8.10         Amendment. Prior to the Effective Time, subject to applicable Law (including the DGCL and DLLCA) and Section 8.11, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 8.10 shall be void.

Section 8.11         Extension; Waiver. At any time prior to the Effective Time, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. At any time prior to the Effective Time, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.12         Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.13         Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.14         Remedies. The parties hereto agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

PRECIPIO DIAGNOSTICS, LLC

By:	/s/ Ilan Danieli
Ilan Danieli
Chief Executive Officer

TRANSGENOMIC, INC.

By:	/s/ Paul Kinnon
Paul Kinnon
President and Chief Executive Officer

NEW HAVEN LABS INC.

By:	/s/ Paul Kinnon
Paul Kinnon
President